UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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ICF INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

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Notice of Annual Meeting of Stockholders
to be held on June 2, 2016

Date:	Time:	Place:
June 2, 2016	8:00 a.m.	ICF International’s Corporate Headquarters 9300 Lee Highway Fairfax, Virginia 22031

AGENDA:

●	To elect three (3) directors for a term expiring in 2019 (Proposal 1);
●	To provide an advisory vote regarding ICF International’s overall pay-for-performance executive compensation program (Proposal 2);
●	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2016 (Proposal 3); and
●	To transact any other business that is properly brought before the meeting or any adjournment or postponement.

Pursuant to the Delaware General Corporation Law and ICF International’s Amended and Restated Bylaws, stockholders of record at the close of business on April 6, 2016 are entitled to notice of, and to vote at, the annual meeting. This notice of annual meeting, the Proxy Statement, and form of proxy or voting instruction form are being distributed and made available on or about April 22, 2016.

We are pleased to utilize the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials to stockholders over the Internet. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of the Proxy Statement and our 2015 Annual Report. This notice contains instructions on how to access those documents over the Internet. We direct your attention to the attached Proxy Statement for more information, including instructions on how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, our 2015 Annual Report and a form of proxy or voting instruction form. All stockholders who do not receive a notice, including stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. Employing an electronic distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

We cordially invite you to attend this year’s meeting. It is important that your shares of ICF International common stock be represented at this meeting in order to help ensure the presence of a quorum. Even if you plan to attend the annual meeting of stockholders in person, please vote your shares of ICF International common stock by mailing your completed proxy or voting instruction form, or voting electronically or telephonically, as doing so will ensure your representation at the annual meeting regardless of whether you attend in person. Thank you for your cooperation and continued support of ICF International.

By Order of the Board of Directors,

Sudhakar Kesavan
Chairman and Chief Executive Officer
Fairfax, Virginia
April 22, 2016

CAST YOUR VOTE RIGHT AWAY

We hope you will exercise your rights and fully participate as a stockholder. It is very important that you vote to play a part in the future of our company. You do not need to attend the annual meeting of stockholders to vote your shares.

If you hold your shares through a broker, bank or nominee, your broker is not permitted to vote on your behalf on the election of directors and other matters to be considered at the annual meeting of stockholders (except on ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm for 2016), unless you provide specific instructions by completing and returning the voting instruction form or following the instructions provided to you to vote your shares via telephone or the internet. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or nominee before the date of the stockholder meeting.

Even if you plan to attend our annual meeting of stockholders in person, please read this Proxy Statement with care and vote right away using any of the following methods. In all cases, have your proxy card or voting instruction form in hand and follow the instructions.

BY INTERNET USING	BY TELEPHONE	BY MAILING YOUR
YOUR COMPUTER		PROXY CARD

Visit 24/7 www.proxyvote.com	Registered Owners dial toll-free 24/7 1-800-690-6903	Cast your ballot, sign your proxy card and send by free post

Admission:

All (1) stockholders of record as of the record date; (2) beneficial holders of ICF International common stock held by a broker, bank, or other nominee (i.e., in “street name”) as of the record date and (3) any authorized representatives of entities who are record or beneficial holders as of the record date may attend the annual meeting of stockholders. Attendees must present, in addition to valid photo identification or other satisfactory proof of identification, the following materials in order to be admitted to the meeting:

●	For stockholders, the top portion of their proxy card, which will serve as an admission ticket;
●

For beneficial holders, proof of stock ownership such as a recent brokerage statement or letter from a bank or broker. If you want to vote your shares of ICF International common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares; and

●	For authorized representatives, a letter from the entity certifying as to their status as an authorized representative.

PROXY SUMMARY

To assist you in reviewing the proposals to be acted upon at the annual meeting of stockholders, we call your attention to the following information about ICF International, Inc.’s (“ICF International,” the “Company,” “we,” “our” or “us”) 2015 financial performance, key executive compensation actions and decisions and corporate governance highlights. The following description is only a summary. For more complete information about these topics, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and the complete Proxy Statement that follows.

Proposals Which Require Your Vote

		More Information	Board Recommendation	Votes Required for Approval
PROPOSAL 1	Election of three (3) directors	Page 6	FOR each Director Nominee	Plurality of the votes entitled to be cast in the election of directors.
PROPOSAL 2	Advisory vote regarding ICF International’s overall pay-for-performance executive compensation program	Page 16	FOR	Advisory vote only.
PROPOSAL 3	Ratification of the selection of the independent registered public accounting firm	Page 17	FOR	Optional vote only.

About ICF International

ICF International provides professional services and technology-based solutions to government and commercial clients, including management, technology, and policy consulting and implementation services. We help our clients conceive, develop, implement, and improve solutions that address complex business, natural resource, social, technological, and public safety issues. Our more than 5,000 employees serve clients from more than 65 offices worldwide. ICF International’s website is www.icfi.com.

As of December 31, 2015, ICF International had total revenue of $1,132.2 million, total consolidated assets of approximately $1,083.2 million and total consolidated stockholders’ equity of approximately $523.3 million.

ICF International is a Delaware corporation and our principal executive offices are located at 9300 Lee Highway, Fairfax, Virginia 22031.

Proxy Summary - 1

2015 Business Highlights

Financial Performance. 2015 was a solid year for our Company as we successfully integrated our 2014 acquisitions, most significantly OCO Holdings, Inc. and its various subsidiaries, including Olson + Co., Inc. (collectively, “Olson”). As expected, these strategic acquisitions contributed to the continued diversification of our revenue sources, broadened the depth of our commercial business and solidified our ability to offer end-to-end client solutions that expand throughout a client engagement.

●	Revenue was $1.13 billion in 2015, up 7.8% over the $1.05 billion reported for full year 2014:

●	Operating income was $75.2 million, up 8.5% over the $69.4 million reported for full year 2014:

Proxy Summary - 2

Compensation Highlights

The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company took the following actions during fiscal year 2015 and to date to maintain and improve the pay-for-performance nature of our executive compensation program:

●

Reviewed the work of management’s compensation consultant, Semler Brossy Consulting Group, LLC, and then, with input from the Compensation Committee’s compensation consultant, Aon Hewitt, designed and implemented a performance-based equity program (the “Performance Program”) that added performance-based share awards (“PSAs”) to the mix of ICF International’s long-term incentive program beginning in 2015. PSAs are performance-contingent awards where executives may earn zero to maximum performance shares depending on the Company’s actual performance against pre-established performance measures. The performance periods of the PSAs are long-term (i.e., more than one (1) year) to align executives’ interests with the interests of long-term stockholders. PSAs were granted to members of ICF International’s executive leadership team in 2015 and 2016, as part of the annual equity incentive award program.

●

Monitored compliance with the Company’s enhanced Executive Stock Ownership Policy, as amended in May 2014 (the “Executive Stock Ownership Policy”) that expanded the designated executives (including the named executive officers (the “NEOs”)) subject to it and increased the level of stock ownership that executives are required to hold. Under the policy, the executive may not sell, transfer or dispose of shares of Company common stock if he or she does not meet the requisite stock ownership level.

●

Revised and implemented the Company’s annual bonus program (the “Annual Incentive Program”), tying pay to performance more rigorously. Previously, “on plan” performance was defined as achieving 85% to 115% of performance goals. Beginning in 2015, yearly threshold, target and maximum performance goals are established with appropriate payouts at each level.

●

Consistent with corporate governance best practices, and after consideration of the equity plan policies of key institutional investors and proxy advisory firms, we recommended amendments to the 2010 Omnibus Incentive Plan as amended (the “2010 Incentive Plan”) that included “double-trigger” change of control equity vesting and one (1) year minimum vesting of equity awards (except for pre-existing employment or severance agreements). The amendments were approved at the 2015 annual meeting of stockholders.

●	Continued to utilize the new peer group that includes a broader array of companies to reflect the evolution of ICF International’s business strategy.

●	Extensively reviewed external executive compensation trends to ensure the Company’s executive compensation practices align with market best practices.

For additional information on compensation-related matters, see the Compensation Discussion & Analysis (the “CD&A”) section of this Proxy Statement.

The compensation of our NEOs reflects both our 2015 performance and the increased rigor of the Annual Incentive Program. The Committee voted to award Mr. Kesavan’s 2015 bonus under the Annual Incentive Program in the form of restricted stock units (“RSUs”), as shown in the Stock Awards column below. The other NEOs received approximately half of their 2015 bonus in the form of RSUs and half in the form of cash.

		Stock Awards ($)(1)
NEO	Salary ($)	Annual Equity Grant	Annual Bonus Paid in Equity	Non-Equity Incentive Compensation ($)	All Other Compensation ($)	Total ($)
Sudhakar Kesavan	$867,739	$1,534,440	$552,497	$—	$17,494	$2,972,170
John Wasson	639,173	807,421	161,921	157,730	10,799	1,777,044
James C. Morgan	513,064	1,023,411	114,362	111,397	10,799	1,773,033
Ellen Glover	385,259	233,530	65,775	64,095	12,291	760,950
Sergio Ostria(2)	391,083	158,074	62,009	60,407	10,799	682,372
(1)	Represents the grant date fair value computed in accordance with FASB ASC Topic 718.
(2)	Sergio Ostria was appointed as an Executive Officer on September 18, 2015.

Proxy Summary - 3

2015 Executive Total Compensation Mix

Under our executive compensation program, a significant portion (70% and 60%, respectively) of the Chief Executive Officer’s (the “CEO”) and other NEOs’ annual total compensation is variable based on our operating performance and/or our stock price. In 2015, the Company elected to fund the Annual Incentive Program with a combination of cash and equity (in the form of RSUs) to reward achievement in areas of the business that performed well against their objectives and more broadly to encourage retention and reinforce long-term results. Mr. Kesavan’s bonus was paid out 100% in equity; Messrs. Wasson, Morgan and Ostria as well as Ms. Glover received 50% cash and 50% equity.

ACTUAL TOTAL COMPENSATION MIX: CASH vs. EQUITY

SOURCES OF ACTUAL TOTAL COMPENSATION: SHORT TERM vs. LONG-TERM INCENTIVE

Response to Advisory Vote

Approximately 92% of the votes cast at the 2015 annual meeting of stockholders on the non-binding advisory vote on our NEO compensation were voted in support of our executive compensation program. Consistent with its strong commitment to engagement, communication, and transparency, the Compensation Committee continues to regularly review our executive compensation program to ensure alignment between the interests of our senior executives and stockholders.

Proxy Summary - 4

Corporate Governance Highlights

ICF International has a longstanding commitment to effective governance of its business and affairs for the benefit of stockholders. The Board’s Governance and Nominating Committee (the “Governance and Nominating Committee”) periodically reviews our Corporate Governance Guidelines to maintain effective and appropriate standards of corporate governance.

Board Leadership Structure

Our Board leadership structure currently consists of a Chairman of the Board (the “Chairman”), who also serves as our CEO, a Lead Independent Director, and independent committee chairs. The Board believes that ICF International is currently best served in combining the CEO and Chairman positions, complemented by an independent, strong and effective Lead Independent Director.

On September 17, 2015, Sanjay Gupta joined the Board as a Class I director. The size of the Board was increased by one (1) member so that the Board consists of eight (8) directors, seven (7) of whom are independent.

Lead Independent Director

Ms. Eileen O’Shea Auen was elected to serve as ICF International’s Lead Independent Director as of June 5, 2015. Both the Board and management believe that strong, independent Board leadership is a critical aspect of effective corporate governance.

Lead Independent Director responsibilities include, but are not limited to:

●	Chair any meeting of the independent directors in executive session.

●	Meet with any director whom the Lead Director deems is not adequately performing his or her duties as a member of the Board or any committee.

●	Facilitate communications between other members of the Board and the Chairman and CEO; however, each director is free to communicate directly with the Chairman and CEO.

●	Work with the Chairman in the preparation of the agenda for each Board meeting and in determining the need for special meetings of the Board.

●	Consult with the Chairman and CEO on matters relating to corporate governance and Board performance.

●

Lead the deliberation and action by the Board or a Board committee regarding any offer, proposal or other solicitation or opportunity involving a possible acquisition or other change of control of the Company, including by merger, consolidation, asset or stock sale or exchange, or recapitalization.

Strong Board Committees

The three (3) standing committees established by the Board meet on a regular basis and operate under written charters approved by the Board. Each committee performs an annual self-evaluation to determine whether the committee is functioning effectively and fulfilling its duties as prescribed by its charter. All members of the Audit Committee of the Board (the “Audit Committee”), the Compensation Committee and the Governance and Nominating Committee are independent, and each committee has the ability to hire and terminate its own outside advisors.

Board Risk Oversight

Management is responsible for the day-to-day management of the risks we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management.  Our Board meets regularly to discuss the strategic direction and the issues and opportunities facing our Company.  Our Board provides guidance to management regarding our strategy, including in connection with our results of operations and related trends and factors contributing to or affecting our results, long-term strategy, financial reporting, and risks associated with these aspects of the Company’s business.  The involvement of the Board in setting our business strategy is an important part of determining the types and appropriate levels of risk undertaken by the Company.  Management conducts regular enterprise risk assessments to ascertain and define the most significant risks facing the Company, which incorporate feedback from the Board.  After assessments are complete, management reports regularly to the Board and Board committees on the status and completion of actions associated with the most significant risks.

 We have also established a Code of Business Ethics and Conduct (the “Code of Ethics”) that establishes standards of conduct and expectations for our employees and the overall manner in which we conduct business.  The Code of Ethics, along with our other policies and business standards, and our overall risk and compliance programs are components of mitigating the risks associated with the operation of our business.

Continuing Education

ICF International’s Corporate Governance Guidelines encourage all directors to receive continuing education in areas that will assist them in discharging their duties.

Proxy Summary - 5

Stock Ownership and Holding Period Requirements

The Board believes that designated executives of the Company should have a financial stake in ICF International so that their interests are aligned with those of the stockholders, which will cause them to more effectively represent ICF International’s stockholders. The Executive Stock Ownership Policy requires executives to own ICF International common stock in a value equal to, or in excess of the multiple of their annual base salary as shown below:

●	CEO:	4x
●	Other NEOs:	2x
●	Other designated executives:	1x

For designated executives (including NEOs) as of January 1, 2015, ownership levels are to be achieved within five (5) years of that date, and for newly appointed or designated executives, such levels are to be achieved by the later of the fifth (5th) anniversary of becoming such an executive, or December 31 of that year.

The Board also believes that its members should share stockholders’ focus on the Company’s long-term value. As such, the Board adopted a Board member stock ownership policy establishing, as a guideline (but not an absolute requirement), that non-employee directors of the Company be expected to own shares of Company common stock valued at five (5) times such director’s annual cash meeting retainer, which may include shares of unvested restricted stock (i.e., directors are strongly encouraged to hold common stock valued at $300,000 (or five (5) times $60,000)). Such ownership level is to be achieved over a period of four (4) years after becoming a member of the Board.

As of April 6, 2016, each of our NEOs and non-employee directors either met the above stock ownership guidelines or is expected to meet the applicable ownership guidelines within the specified time period assuming that, for the NEOs, the PSAs are paid at target.

Anti-Hedging and Anti-Pledging

Pursuant to the Company’s Policy on Insider Information and Securities Trading (“Policy on Insider Information”) the Company considers it improper and inappropriate for any employee, officer or director of the Company to engage in short-term or speculative transactions in the Company’s securities. The Policy on Insider Information specifically prohibits directors, officers and other employees from engaging in short sales of the Company’s securities and transactions in puts, calls or other derivative securities (sometimes referred to as “hedging”). Each of the NEOs and directors complied with the Policy on Insider Information during fiscal year 2015.

Individual stock grant agreements prohibit the pledging or assignment of stock grants.

Good Governance Practices

●	Board is 88% independent, 38% female, and includes a Lead Director.
●	Board reflects a range of talents, ages, skills, diversity, and expertise.
●	Each director attended over 75% of applicable Board/Committee meetings.
●	Board has three (3) standing committees, each operating under a written charter and chaired by an independent director: Audit, Compensation, and Governance and Nominating.
●	Board has adopted comprehensive Corporate Governance Guidelines to guide its oversight and leadership.
●	The Board and each Committee conduct an annual self-evaluation.
●	The Board conducts an annual evaluation of the CEO.
●	We have stock ownership guidelines for directors and executive officers.
●	We have policies restricting hedging and short sales of ICF International equity securities by directors and executive officers.
●	Individual stock grant agreements prohibit the pledging or assignment of stock grants.
●	The Board reviews management talent and succession planning annually.
●	No stockholder rights plan or “poison pill” has been adopted.
●	The Compensation Committee, in conjunction with an independent compensation consultant, routinely reviews our pay-for-performance executive compensation program.
●	Neither the Board nor management has engaged in related party transactions.
●	The CEO’s and COO’s severance agreements have a “double trigger” in connection with any compensation, equity or benefits paid in the event of a change of control.

Compensation Recoupment Policy

The Company’s recoupment policy is set forth in the 2010 Incentive Plan. Under this policy, if any of the Company’s financial statements are required to be restated resulting from errors, omissions, or fraud, the Committee may direct that the Company recover all or a portion of any award (cash or equity) granted or paid to a participant with respect to such fiscal year which is negatively affected. The amount to be recovered from the participant shall be the amount by which the award exceeded the amount that would have been payable to the participant had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire award) that the Committee shall determine. In no event shall the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law (including but not limited to amounts that are required to be recovered or forfeited under Section 304 of the Sarbanes-Oxley Act of 2002).

 Proxy Summary - 6

Stockholder Actions

Election of Directors (Proposal 1)

You will find important information below about the qualifications and experience of each of the director nominees whom you are being asked to elect. The Governance and Nominating Committee performs an annual assessment to evaluate whether ICF International’s directors have the skills and experience to effectively oversee the Company. All of our directors have proven leadership ability, sound judgment, integrity and a commitment to the success of our Company.

Director Nominees

Name	Director Since	Age	Independent	Principal Occupation	Other Public Boards	ICF International Board Committees
Dr. Srikant Datar	2006	62	Yes	Arthur Lowes Dickinson Professor at the Graduate School of Business Administration at Harvard University	Novartis AG Stryker Corporation T-Mobile US, Inc.	Governance & Nominating Committee (Chair)

Mr. Sanjay Gupta	2015	47	Yes	Executive Vice President of Marketing, Innovation and Corporate Relations for Allstate	None	Audit Committee

Mr. Peter Schulte	1999	58	Yes	Managing Partner and Founder, CM Equity Partners	None	Audit Committee and Compensation Committee

Advisory Vote Regarding ICF International’s Overall Pay-For-Performance Executive Compensation Program (Proposal 2)

Stockholders are being asked to cast a non-binding, advisory say on pay (“Say on Pay”) vote on our executive officer compensation. Last year, approximately 92% of the votes cast by our stockholders on this proposal supported our executive compensation program. Consistent with the recommendation of the Board and the preference of our stockholders, we have decided to hold an annual Say on Pay vote. In evaluating this year’s Say on Pay proposal, we recommend that you carefully review the CD&A, which explains how and why the Compensation Committee arrived at its executive compensation actions and decisions for 2015.

Ratification of the Selection of the Independent Registered Public Accounting Firm (Proposal 3)

The Audit Committee has appointed Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm (independent auditor) for 2016. While we are not required to have stockholders ratify the selection of Grant Thornton as the Company’s independent auditor, we are doing so because we believe it is good corporate practice. If stockholders do not ratify the selection, the Audit Committee will reconsider the appointment, but may nevertheless retain Grant Thornton as the Company’s independent auditor. Even if the selection is ratified, the Audit Committee may, at its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interests of the Company and its stockholders.

Proxy Summary - 7

Submission of Stockholder Proposals or Nominations for 2017 Annual Meeting of Stockholders

Stockholder proposals submitted for inclusion in our 2017 proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received by us by December 23, 2016. Notice of stockholder proposals to nominate a person for election as a Director or to introduce an item of business at the 2017 annual meeting of stockholders outside Rule 14a-8 must be received by us no earlier than February 2, 2017 and no later than March 4, 2017.

Proxy Summary - 8

i

VOTING AND MEETING INFORMATION

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of ICF International, Inc. (“ICF International,” the “Company,” “we,” “our,” or “us”) to be used at the annual meeting of stockholders of the Company (the “Annual Meeting”). The Annual Meeting will be held at our principal executive office, 9300 Lee Highway, Fairfax, Virginia 22031, on June 2, 2016, at 8:00 a.m., local time. This Proxy Statement and enclosed proxy form are being made available over the Internet or delivered by mail on or about April 22, 2016, to stockholders of record.

Voting And Meeting Information

What is the purpose of the annual meeting?

At our annual meeting, you will be asked to:

		More Information	Board Recommendation	Votes Required for Approval
PROPOSAL 1	Elect three (3) directors to serve for a term expiring at our annual meeting in 2019	Page 6	FOR each Director Nominee	Plurality of the votes entitled to be cast in the election of directors.
PROPOSAL 2	Provide an advisory vote regarding ICF International’s overall pay-for-performance executive compensation program (the “Say on Pay” vote)	Page 16	FOR	Advisory vote only.
PROPOSAL 3	Ratify the selection of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm	Page 17	FOR	Optional vote only.
– Transact any other business that properly comes before the meeting or any adjournment or postponement.

VOTING AND MEETING INFORMATION

How does the Board recommend that I vote?

Our Board recommends that you vote your shares FOR: (i) the nominees for election to the Board; and (ii) Proposals 2 and 3.

Who is entitled to vote?

Holders of record of our common stock as of the close of business on April 6, 2016, are entitled to vote at the Annual Meeting. At that time, we had 19,018,649 outstanding shares of common stock. We have no other outstanding classes of stock that are entitled to vote at the annual meeting. Voting stockholders are entitled to one (1) vote per share.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

We are pleased to utilize the U.S. Securities and Exchange Commission (the “SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and to request a paper copy of the proxy materials by mail.

To reduce the expenses of delivering duplicate notices to stockholders, we are relying upon SEC rules that permit us to deliver only one (1) notice about the Internet availability of the proxy materials to multiple stockholders who share an address, unless we receive contrary instructions from any stockholder at that address. Upon request, whether oral or written, we will deliver a separate copy of the notice about the Internet availability of the proxy materials to any stockholder at a shared address who requests his or her own copy. Requests should be made to ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031, Attention: Mollie Roy, Corporate Secretary.

How can I access the proxy materials over the Internet?

Your notice about the Internet availability of the proxy materials, proxy form, or voting instruction form will contain instructions on how to view our proxy materials for the Annual Meeting on the Internet. Our proxy materials are also publicly available, free of charge, at www.proxyvote.com. Our proxy materials will be available at this website through the conclusion of the Annual Meeting.

Your notice of Internet availability of proxy materials, proxy form, or voting instruction form will contain instructions on how you may request access to proxy materials electronically on an ongoing basis. Choosing to access your proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials.

How may I obtain a paper copy of the Company’s proxy materials, 2015 Annual Report, and/or other financial information?

Stockholders receiving a notice about the Internet availability of the proxy materials will find instructions regarding how to obtain a paper copy of the proxy materials on their notice. Stockholders also may request a free copy of our Proxy Statement and/or 2015 Annual Report, which includes our Form 10-K, by writing to: ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031, Attention: Corporate Secretary. Alternatively, stockholders can access the 2015 Annual Report, which includes our Form 10-K, on our Investor Relations website at: http://investor.icfi.com. We will also furnish any exhibit to the 2015 Form 10-K if specifically requested.

How do I vote?

You may vote in person at the Annual Meeting, on the Internet, by telephone, or through a proxy or voting instruction form. Stockholders who have received a notice of the availability of the proxy materials by mail may submit proxies over the Internet by following the instructions on the notice. Stockholders who have received a paper copy of a proxy form or a voting instruction form by mail may either:

(i)	submit their proxy over the Internet using their computer or by telephone by following the instructions on the proxy form or voting instruction form; or

(ii)	submit their proxy by mail by signing and dating the proxy form or voting instruction form received and returning it in the prepaid envelope.

What if I hold shares indirectly?

If you hold shares in a stock brokerage account, or through a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker how to vote. If you do not direct your broker how to vote, your broker is permitted to vote your shares on the appointment of the independent registered public accounting firm, even if you do not furnish voting instructions. However, your broker will not be able to vote on other matters.

If your shares are held in “street name,” your broker or other nominee may have procedures that will permit you to vote by telephone or electronically through the Internet.

VOTING AND MEETING INFORMATION

Can I change my vote?

You have the right to revoke your proxy at any time before votes are counted at the Annual Meeting by:

●	notifying us in writing at our corporate offices by writing to ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031, Attention: Mollie Roy, Corporate Secretary;

●

entering a new vote by using the Internet or the telephone, or by mailing a new proxy form or new voting instruction form bearing a later date, which will automatically revoke your earlier voting instructions; or

●	voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not in itself constitute revocation of your proxy.

Attending the Annual Meeting

Attendance at the Annual Meeting is limited to stockholders who, as of the record date, are:

●	stockholders of record;

●	beneficial holders of ICF International common stock held by a broker, bank, or other nominee; or

●	authorized representatives of entities who are record or beneficial holders.

In order to be admitted to the Annual Meeting, a stockholder of a class noted above must present a valid photo identification or other satisfactory proof of identification, and the following materials:

●	stockholders of record must present the top portion of their proxy card, which will serve as an admission ticket;

●

beneficial holders will need proof of stock ownership. A recent brokerage statement or letter from a bank or broker is an example of proof of stock ownership. If you want to vote your shares of ICF International common stock held in street name in person at the Annual Meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares; and

●

in addition to any evidence required above for record or beneficial holders, authorized representatives must present a letter from the entity certifying as to their status as an authorized representative.

Cameras, recording devices and other electronic devices, and the use of cellular phones or tablets will not be permitted at the Annual Meeting. Representatives will be at the entrance to the Annual Meeting and these representatives will have the authority, on the Company’s behalf, to determine whether the admission policies and procedures are being followed and whether you will be granted admission to the Annual Meeting.

What are the requirements and procedures for a quorum, abstentions, and broker non-votes?

Your shares are counted as present at the Annual Meeting if you attend the meeting, if you properly return a proxy by mail, or you vote by telephone or electronically. In order for us to vote on matters at the Annual Meeting, a majority of our outstanding shares of common stock as of April 6, 2016 and entitled to vote must be present in person or by proxy at the Annual Meeting. This is referred to as a quorum. Abstentions will be counted for purposes of establishing a quorum at the meeting and will be counted as voting (but not for or against) on the affected proposal. Broker non-votes will not be counted for purposes of establishing a quorum or counted as voting. A broker non-vote occurs when a broker, bank, or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and/or has not received voting instructions from the beneficial owner. If a quorum is not present, the Annual Meeting will be adjourned or postponed until a quorum is present.

VOTING AND MEETING INFORMATION

How many votes are needed to approve each item?

For the election of three (3) directors, each for a term of three (3) years,

●	You may vote in favor of the nominees or withhold votes as to the nominees.

●	There is no cumulative voting for the election of directors.

●	Directors must be elected by a plurality of the votes entitled to be cast in the election of directors, which means that the nominee(s) receiving the greatest number of votes cast will be elected.

●	Abstentions and broker non-votes will have no effect on the outcome of the election.

The Say on Pay vote is only an advisory vote to the Board regarding the compensation of the Company’s top executives.

●	You may vote in favor of or against the Company’s compensation system, or you may abstain from voting.

●	Since this an advisory vote only, there are no minimum stockholder approval requirements.

●	Abstentions will have the same effect as voting against this proposal.

●

The approval of this proposal is a non-routine proposal which means that brokers or other nominees do not have discretion to vote any uninstructed shares. Broker non-votes represent votes not entitled to be cast on this matter and thus will have no effect on the result of the vote.

The Board will strongly consider the outcome of this vote in determining the compensation of top executives.

In voting on the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm,

●	You may vote in favor of the proposal, against the proposal, or abstain from voting.

●

The ratification of Grant Thornton LLP as the independent registered public accounting firm is an optional vote only that is performed as a means of good corporate governance, and as such, there are no minimum stockholder approval requirements.

●	Abstentions will have the same effect as voting against the proposal.

●

Broker non-votes will have no effect on the voting, although no broker non-votes are expected to exist in connection with this vote as ratification of the independent registered public accounting firm is considered a routine matter under applicable rules.

In order to minimize the number of broker non-votes, the Company encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice of Internet Availability of Proxy Materials and by the organization that holds your shares.

VOTING AND MEETING INFORMATION

How will voting on any other business be conducted?

We currently do not know of any business to be considered at the Annual Meeting other than the three (3) proposals described in this Proxy Statement. If any other business is properly presented at the Annual Meeting, your signed proxy form gives authority to the named proxies to vote your shares on such matters, including any adjournment or postponement of the meeting, in their discretion.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published within four (4) business days via a Form 8-K current event filing following the conclusion of the Annual Meeting.

VOTING AND MEETING INFORMATION

Proposal 1
Election of Directors

Our authorized number of directors is presently fixed at eight (8), divided into three (3) classes, one (1) of which contains two (2) members and two (2) of which contain three (3) members.

In the past twelve (12) months, the following changes have been made to the composition of the Board. First, effective April 25, 2015, S. Lawrence Kocot resigned from the Board. The size of the Board was decreased by one (1) member so that the Board then consisted of seven (7) directors.

Second, on September 17, 2015, we increased the size of our Board by one (1) member and appointed Mr. Sanjay Gupta to the Board. Mr. Gupta is serving as a Class I director and is one of the three (3) directors nominated to serve an additional term at the Annual Meeting of stockholders in 2016.

Our directors are elected to serve three-year terms, so that the term of office of one (1) class of directors expires at each annual meeting.

The Board has nominated the following individuals, each of whom is currently a director, for election as directors for terms expiring at our annual meeting in 2019 or until their respective successors have been elected and qualified.

►	Dr. Srikant Datar

►	Mr. Sanjay Gupta

►	Mr. Peter Schulte

If any of these nominees becomes unavailable for election, the accompanying proxy may be voted for a substitute, or in favor of holding a vacancy to be filled by the directors. We have no reason to believe that any nominee will be unavailable.  The director nominees will be elected by a plurality of the votes entitled to be cast at the Annual Meeting. A plurality is generally defined as the excess of the votes cast in favor of a director nominee over those cast in favor of any other nominee. You may vote for up to the number of nominees named, and the nominees receiving the largest number of “FOR” votes will be elected to the director positions to be filled.

The nominees and each of our continuing directors is a seasoned business leader who contributes an array of experience, qualifications, attributes, and skills to the Board. The following pages regarding each nominee and each continuing director provide background information and a summary of some of each person’s key qualifications to serve as a director. Please also see the chart below summarizing how each nominee and each continuing director reflects Board selection criteria adopted by our Governance and Nominating Committee. The age indicated for each individual is as of December 31, 2015.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE DIRECTOR NOMINEES

VOTING AND MEETING INFORMATION

Nominees for Election as Directors for a Term Expiring in 2019—Class I Directors

DR. SRIKANT M. DATAR Independent Director Age 62

Director Since: 2006

Committees: Governance and Nominating (Chair)

Other Current Public Directorships: Novartis AG; T-Mobile US, Inc.; and Stryker Corporation

Current Occupation: Arthur Lowes Dickinson Professor at the Graduate School of Business Administration at Harvard University

Career and Education Highlights:

●	Arthur Lowes Dickinson Professor at the Graduate School of Business Administration, Harvard University (1996 to present).
●	Chartered Accountant.
●	Professor, Stanford University (1989 to 1996).
●	Professor, Carnegie Mellon University (1983 to 1989).
●

Board member, Novartis AG, a holding company organized under Swiss law and publicly traded on the SWX Swiss Stock Exchange and the NYSE (NYSE: NVS), in the form of American Depositary Shares (2003 to present).

●	Board member, Stryker Corporation (NYSE: SYK) (2009 to present).
●	Board member, T-Mobile US, Inc. (NYSE: TMUS) (2013 to present).
●	Former Board member, HCL Technologies Limited, a public company under Indian law with shares publicly traded on the Mumbai Stock Exchange (2012 to 2014).
●	Former Board member, KPIT Technologies (2007 to 2012).
●	Published papers in several leading academic journals and is the co-author of “Rethinking the MBA: Business Education at a Crossroads.”
●	Consulted with, and conducted field-based research with, many corporations and has presented his research to managers and executives in North and South America, Europe, Asia, Australia and Africa.
●	Received gold medals upon his graduation from the Indian Institute of Management, Ahmedabad, and the Institute of Cost and Works Accountants of India.
●	Masters in Statistics and Economics, Stanford University.
●	Ph.D. in Business, Stanford University.

sELECTED dIRECTOR qUALIFICATIONS:

►

Service on boards of other international businesses, including as director of a leading global pharmaceutical company, director of a leading global medical technology company and director of a leading U.S. telecommunications company

►	Substantial teaching and practical experience in strategy, implementation, accounting and related issues, as a tenured professor of a leading U.S. university

►	Both academic and broad-based experience in strategy, finance, management, and accounting

►	Experienced ICF Board member whose tenure provides a thorough understanding of ICF’s business and corporate governance and its values and culture

VOTING AND MEETING INFORMATION

SANJAY GUPTA Independent Director Age 47	Director Since: 2015 Committees: Audit Other Current Public Directorships: None Current Occupation: Executive Vice President of Marketing, Innovation and Corporate Relations for Allstate

Career and Education Highlights:

●	Executive Vice President of Marketing, Innovation and Corporate Relations for Allstate (2012 to present).
●	Chief Marketing Officer, Ally Financial Inc. (formerly GMAC, Inc.) (2008 to 2012).
●	Bank of America Corp.:
–	Senior Vice President, Global Consumer and Small Business Marketing Executive (2007-2008).
–	Senior Vice President, e-Commerce and ATM Executive (2003 to 2007).
–	Senior Vice President, e-Commerce Marketing (2001 to 2003.
●	Chief Marketing Officer, Sciquest.com, Inc. (1999 to 2001).
●	Federal Express, serving in various marketing positions (1992-1999).
●	Board member, Association of National Advertisers, a nonprofit association (2015-present).
●	Board member, Mobile Marketing Association, a nonprofit association (2015-present).
●	Former Board Member, Prana Technology/docBeat (healthcare messaging system) (2012 to 2014).
●	Former Board member, Charlotte Ballet (2010 to 2012).
●	B.A., in Electronic Engineering, University of Mumbai.
●	M.B.A., University of Texas.

sELECTED dIRECTOR qUALIFICATIONS:

►	Substantial expertise in Marketing, including Digital Marketing

►	Substantial experience in the engagement of customers, consumers, employees, agency owners and key stakeholders through a variety of media and events

►	Demonstrated business and financial acumen and experience

VOTING AND MEETING INFORMATION

PETER M. SCHULTE Independent Director Age 58	Director Since: 1999 Committees: Audit and Compensation Other Current Public Directorships: None Current Occupation: Managing Partner and Founder, CM Equity Partners

Career and Education Highlights:

●

Managing Partner and Founder, CM Equity Partners, a private equity firm which invests in established middle market companies and manages private equity funds and investments through its management company, CM Equity Management, L.P. (1995 to present).

●

President, Secretary and Chief Financial Officer, Federal Services Acquisition Corporation, a public special purpose acquisition company, and predecessor of ATS Corporation (“ATS”), a former publicly traded information technology services firm serving U.S. federal, state, and local government agencies (2005 to 2007). ATS was subsequently acquired by Salient Federal Solutions, Inc., a Delaware corporation, effective March 30, 2012.

–	Board member, ATS (2005 to 2012).

●	Director of several private companies, including: Grantham Education Corporation; RGS Associates, Inc.; Preferred Systems Solutions, Inc.; Citizant, Inc.; and Xebec Global Corporation.
●	A.B. in Government, Harvard College.
●	Masters in Public and Private Management, Yale School of Management.

sELECTED dIRECTOR qUALIFICATIONS:

►	Managing partner of the private equity firm that joined with management to purchase the Company in 1999

►	Service as the lead person responsible for the acquisition and oversight of various companies in both the public and private sector, including serving in the position of Chairman

►	Substantial experience in leading and financing acquisitions in, and experience on Boards and Audit/Compensation Committees of other companies within, the government services sector

►	Service on an Informational Roundtable Group for the Department of Defense

►	Experienced ICF Board member whose tenure provides a thorough understanding of ICF’s business and corporate governance and its values and culture

VOTING AND MEETING INFORMATION

Directors Whose Term Expires in 2017—Class II Directors

DR. EDWARD H. BERSOFF Independent Director Age 73	Director Since: 2003 Committees: Audit (Chair) and Governance and Nominating Other Current Public Directorships: None Current Occupation: Managing Director of PFF, LLC

Career and Education Highlights:

●	Managing Director of PFF, LLC, a business finance firm (2013 to present).
●

Chairman of ATS Corporation, a former publicly traded information technology services firm serving U.S. federal, state, and local government agencies until its acquisition by Salient Federal Solutions, Inc., a Delaware corporation, effective March 30, 2012:

–	President and Chief Executive Officer (2007 to 2011)
●	Chairman and Founder, Greenwich Associates, a business advisory firm (2003 to present).

●	Managing Director, Quarterdeck Investment Partners, LLC, an investment banking firm (2002 to 2003).

●	Chairman, Re-route Corporation, email forwarding and address correction services firm (2002 to 2003).

●

Founder, Chairman, President and Chief Executive Officer, BTG, Inc. (“BTG”), a publicly traded information technology firm (1982-2001). In November 2001, BTG was acquired by The Titan Corporation (“Titan”), a NYSE listed company.

–	Director of Titan (2002 to 2005).
●	Serves on the boards of several private companies.

●	Current Director (and former Chairman) of Holy Cross Hospital in Silver Spring, Maryland (2008 to present).

●	Former Rector of the Board of Visitors of Virginia Commonwealth University (2004 to 2007).

●	Former Trustee of the VCU Medical Center and a former Trustee of New York University (2001 to 2007).

●	A.B., M.S., and Ph.D. degrees in Mathematics, New York University.

●	Graduate, Harvard Business School’s Owner/President Management Program.

sELECTED dIRECTOR qUALIFICATIONS:

►	Chief executive officer position with several publicly held companies

►	Very substantial experience in the government and commercial services sector

►	Experience on boards of other publicly held companies

►	Experience in leading acquisitions in the government services sector

►	Qualifies as an “audit committee financial expert” within the meaning of the SEC regulations

►	Experienced ICF Board member whose tenure provides a thorough understanding of ICF’s business and corporate governance and its values and culture

VOTING AND MEETING INFORMATION

LESLYE G. KATZ Independent Director Age 61	Director Since: 2014 Committees: Audit and Compensation Other Current Public Directorships: HealthSouth Corporation Current Occupation: Retired

Career and Education Highlights:

●	Board member of HealthSouth Corporation (NYSE: HLS), one of the nation’s largest healthcare providers specializing in inpatient rehabilitation and home health services (2013 to present).

●	IMS Health, Inc., a provider of information, services and technology for clients in the pharmaceutical and healthcare industries:
–	Senior Vice President and Chief Financial Officer (2007 to 2010).
–	Vice President and Controller (2001-2006).
●	Chair of the Board of Directors of My Sisters’ Place, a not-for-profit provider of shelter, advocacy, and support services to victims of domestic violence.
●	American Lawyer Media, Inc., a privately-held legal media and publishing company:

–	Senior Vice President and Chief Financial Officer (1998 to 2001).

●	Cognizant Corporation, a spinoff of The Dun & Bradstreet Corporation:

–	Vice President and Treasurer (1996 to 1998).

●	The Dun & Bradstreet Corporation, serving in a number of financial management positions (1980 to 1996).

●	B.A. in English and American Literature from Brown University.

●	M.B.A. in Accounting and Finance from the Wharton School of the University of Pennsylvania.

sELECTED dIRECTOR qUALIFICATIONS:

►	Experience on the board of another publicly traded company

►	Extensive experience in financial management at global companies serving the healthcare and pharmaceutical industries

►	Expertise in mergers and acquisitions, treasury, financial planning and analysis, SEC reporting, investor relations, real estate and procurement

►	Qualifies as an “audit committee financial expert” within the meaning of the SEC regulations

VOTING AND MEETING INFORMATION

SUDHAKAR KESAVAN Management Age 61	Director since: 1999 Committees: None Other Current Public Directorships: ABM Industries, Inc. Current Occupation: Chairman and Chief Executive Officer, ICF International

Career and Education Highlights:

●	ICF International:

–	Chairman and Chief Executive Officer of ICF International and its wholly owned subsidiary, ICF Consulting Group, Inc. (“ICF Consulting”) (1999 to present).
–

President of ICF Consulting when it was a subsidiary of ICF Kaiser (“Kaiser”) (1997 to 1999). In 1999, ICF Consulting was divested from Kaiser and became a wholly owned subsidiary of the Company through a joint effort of the management of ICF Consulting and CM Equity Partners.

●	Board member, ABM Industries, Inc. (NYSE: ABM) (2012 to present).

●	Board Member Emeritus, Rainforest Alliance, a New York-based non-profit environmental organization (2011 to present).

●	Member, Board of Trustees of the Inova Health System, a not-for-profit healthcare system (2014 to present).

●	Member, Board of Trustees of the Shakespeare Theater Company, Washington, D.C. (2015 to present).

●	Chair of the Northern Virginia Technology Council (2013 to 2015).

●	B.A. in Technology (chemical engineering) from the Indian Institute of Technology, Kanpur.

●	Postgraduate diploma in Management from the Indian Institute of Management, Ahmedabad.

●	M.S. in Technology and Policy Program at the Massachusetts Institute of Technology.

sELECTED dIRECTOR qUALIFICATIONS:

►	Chief Executive Officer since the Company was purchased in 1999

►	Chief Executive Officer who has overseen the Company’s very substantial growth while maintaining a stable, professional workforce

►	Experience leading both organic growth and acquisition activities

►	Service on the board of another public company

►	Experienced ICF Board member and executive whose tenure provides a thorough understanding of ICF’s business and corporate governance and its values and culture

VOTING AND MEETING INFORMATION

Directors Whose Term Expires in 2018—Class III Directors

EILEEN O’SHEA AUEN Independent Lead Director Age 53	Director Since: 2008 Committees: Governance and Nominating and Compensation Other Current Public Directorships: None Current Occupation: CEO, Deep Run Consulting, LLC

Career and Education Highlights:

●	CEO, Deep Run Consulting, LLC.
●	Former Executive Chairman of Helios (the resulting company in the merger of PMSI, Inc. and Progressive Medical, Inc.) (2013 to 2016).
●	Chairman and Chief Executive Officer of PMSI, Inc. (2008 to 2013).
●	Head of Healthcare Management, Aetna (2007 to 2008).
●	Chief Executive Officer, APS Healthcare, Inc. (2005 to 2007).
●	Managing Partner, Chapterhouse, LLC (2004 to 2005).
●	President, Health Net of the Northeast (2003 to 2004).
●	President, Southeast Region, Cigna Healthcare (2000 to 2003).
●	B.A., in Economics and Finance, Towson University.
●	M.B.A., University of Virginia.

sELECTED dIRECTOR qUALIFICATIONS:

►

Prior experience as a chief executive officer, providing significant management experience in the areas of finance, accounting, business operations, management, risk oversight, executive decision making and corporate governance

►	Substantial expertise in healthcare

►	Meaningful experience in the services sector, including the sale and integration of a services business

►	Experienced ICF board member whose tenure provides a thorough understanding of ICF’s business and corporate governance and its values and culture

VOTING AND MEETING INFORMATION

CHERYL W. GRISÉ Independent Director Age 63	Director Since: 2012 Committees: Compensation (Chair) and Governance and Nominating Other Current Public Directorships: MetLife, Inc. and PulteGroup, Inc. Current Occupation: Retired

Career and Education Highlights:

●	Executive Vice President, Eversource Energy (f/k/a Northeast Utilities), a public utility holding company (2005 to 2007):

–

Various senior management positions at Northeast Utilities, after her employment in 1980, including President-Utility Group, General Counsel and Chief Executive Officer of all Northeast Utilities operating subsidiaries.

●	Director, MetLife, Inc. (NYSE: MET), a major multi-line insurance carrier (2004 to present). Lead Director (2010 to present).

●	Board member, PulteGroup, Inc. (f/k/a Pulte Homes, Inc.) (NYSE: PHM), a large commercial home builder (2008 to present).

●	Former Board member, Pall Corporation (NYSE: PLL), a manufacturer of fluid purification devices (2007 to 2015).

●	Former Board member, Dana Holding Corporation (f/k/a Dana Corporation) (NYSE: DAN) (2002 to 2008).

●	Trustee Emeritus, University of Connecticut Foundation (2011 to present).

●	Former Member, Board of Trustees, Kingswood-Oxford School (2005 to 2015).

●	B.A. in Education, University of North Carolina.

●	J.D., Thomas Jefferson School of Law.

●	Executive Management Program, Yale University School of Organization and Management.

sELECTED dIRECTOR qUALIFICATIONS:

►

Director experience serving on boards of other public companies, including service as a Lead Director and serving as a member of the Audit Committee and chairing Compensation or Governance Committees of those boards

►	Demonstrated business and financial acumen and experience

►	Governance experience as general counsel

►	Extensive management experience in the electric and natural gas utility industry

►	Experienced ICF Board member whose tenure provides a thorough understanding of ICF’s business and corporate governance and its values and culture

VOTING AND MEETING INFORMATION

The Governance and Nominating Committee maintains, and periodically updates, non-exclusive “Board membership criteria” to assist the committee in evaluating candidates for the Board. These criteria, and an indication of which of the criteria are particularly satisfied by each nominee and continuing director, are summarized below:

Guideline Criteria	Eileen O’Shea Auen	Edward H. Bersoff	Srikant M. Datar	Cheryl W. Grisé	Sanjay Gupta	Leslye G. Katz	Sudhakar Kesavan	Peter M. Schulte
Reputation for integrity, honesty and adherence to high ethical standards	X	X	X	X	X	X	X	X
Demonstrated business and financial acumen and experience	X	X	X	X	X	X	X	X
Willingness and ability to contribute positively to the collegial decision-making process of the Board	X	X	X	X	X	X	X	X
Prominence within professional discipline and/or industry relevant to the Company’s strategy	X	X	X	X	X	X	X	X
Current or past experience as a board member of another mid-cap or large public company		X	X	X		X	X	X
Commitment to attend and participate in Board and Board Committee meetings regularly	X	X	X	X	X	X	X	X
No conflict of interest that would impair ability to represent the interests of all Company stockholders and fulfill responsibilities of a director	X	X	X	X	X	X	X	X
Contribute to Board diversity (in terms of race, gender, national origin, etc.)	X		X	X	X	X	X
Strengths and experience that contribute to ability to serve effectively on one (1) or more Board Committees (audit, compensation, governance)	X	X	X	X	X	X		X
Significant experience in mergers and acquisitions and/or integration	X	X	X	X	X	X	X	X
Familiarity with capital markets, financing transaction strategy, and investor relations	X	X	X	X	X	X	X	X
Experience identifying, evaluating and managing corporate risk	X	X	X	X	X	X	X	X

VOTING AND MEETING INFORMATION

Proposal 2
Advisory Vote Regarding ICF International’s
Overall Pay-For-Performance Executive Compensation Program

In June of 2011, the Board approved a resolution providing that the Company would hold an annual stockholder advisory vote on executive compensation, as advised by the Company’s stockholders at the 2011 Annual Meeting. Pursuant to that resolution, this proposal, commonly known as a “Say on Pay” proposal gives you as a stockholder the opportunity to endorse or not endorse the Company’s executive compensation program through the following resolution:

“Resolved, that the stockholders approve ICF International’s overall pay-for-performance executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives and other materials in this Proxy Statement.”

Approval of the Say on Pay proposal requires the affirmative vote of a majority of the votes entitled to vote thereon present in person or by proxy at the Annual Meeting.

The Compensation Committee of the Board (the “Compensation Committee”) and the full Board believe that the Company’s executive compensation program, as described in the Compensation Discussion and Analysis and other sections noted in the resolution set forth above, reflects a pay-for-performance culture at the Company that is rooted in our values. The Compensation Committee and the Board believe that the executive compensation program is rational and effective in that it aligns the interests of the executives with both the short-term and long-term interests of stockholders, while reducing incentives for unnecessary and excessive risk taking.

In 2015, the Compensation Committee examined and debated a performance-based equity program (the “Performance Program”) that would provide for the award of performance-based shares award (“PSAs”) from time to time pursuant to the 2010 Incentive Plan. The Performance Program was ultimately adopted in 2015 and is designed to provide an incentive compensation opportunity that takes into account both the Company’s internal financial objectives and external market performance. The first awards made under the Performance Program were granted to the Company’s named executive officers (the “NEOs”) in 2015. The Compensation Committee granted additional performance-based equity awards to the NEOs in 2016.

In making a decision on the Say on Pay proposal the Board asks that stockholders consider the following:

–	ICF International’s NEO compensation is competitive and in line with its market peers.
–	ICF International’s executive compensation program is incentive-based and reflects a pay-for-performance culture.
–	ICF International’s executive compensation program relies heavily on stock-based awards vesting over a period of time.
o	Performance-based shares award vest over three (3) years, contingent on certain performance thresholds.
o	Restricted stock units vest over a period of four (4) years.
–	The adoption of the Performance Program further emphasizes ICF International’s commitment to a pay-for-performance culture that links compensation to positive results.
–	ICF International offers only limited perquisites.

In addition, at the Company’s 2015 Annual Meeting, 92% of the votes cast on the Say on Pay proposal were voted in favor of the Company’s executive compensation program. The Compensation Committee and the Board believe this affirms the stockholders’ support of the Company’s approach to executive compensation.

In accordance with applicable law, this vote is “advisory,” meaning it will serve as a recommendation to the Board, but will not be binding. The Compensation Committee will seriously consider the outcome of this vote when determining future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADVISORY VOTE REGARDING ICF INTERNATIONAL’S OVERALL PAY-FOR-PERFORMANCE EXECUTIVE COMPENSATION PROGRAM.

VOTING AND MEETING INFORMATION

Proposal 3
Ratification of the SELECTION OF THE Independent Registered Public Accountant

The Audit Committee of the Board (the “Audit Committee”) has appointed Grant Thornton to serve as our independent registered public accounting firm for fiscal year 2016 and requests that stockholders confirm such appointment. Grant Thornton audited our consolidated financial statements for 2015 and 2014. Representatives of Grant Thornton will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions by stockholders. Ratification of the appointment of Grant Thornton as our independent registered public accounting firm requires a majority of the votes entitled to vote thereon present in person or by proxy at the Annual Meeting. If our stockholders do not ratify Grant Thornton as our independent registered public accounting firm, the Audit Committee will reconsider its decision. Even if stockholders vote in favor of the appointment, the Audit Committee may, in its discretion, and without re-submitting the matter to the Company’s stockholders, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016.

DESCRIPTION OF PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the fees for professional audit services provided by Grant Thornton for the audit of our annual financial statements for the fiscal years ended December 31, 2015 and 2014, and fees billed for other services provided by Grant Thornton during those periods:

Type of Fees	2015	2014
Audit fees	$1,376,037	$1,150,600
Audit-related fees	10,500	—
Tax fees	3,150	—
All other fees	—	—
Total fees	$1,389,687	$1,150,600

Audit Fees

These are fees for professional services rendered by Grant Thornton for the audits of our annual consolidated financial statements, the audit of internal controls over financial reporting, the review of consolidated financial statements included in our quarterly reports on Form 10-Q, and the audit of our compliance with OMB Circular A-133. In 2015, audit fees provided by Grant Thornton also include services that were provided in connection with certain non-U.S. statutory audits.

Audit-Related Fees

Audit-related fees comprise fees for professional services rendered by Grant Thornton that are reasonably related to the performance of the audit or review of our consolidated financial statements and internal controls over financial reporting that are not reported in “Audit Fees.” There were $10,500 in audit-related fees rendered by Grant Thornton in 2015 that meet the above category description. There were no such services rendered by Grant Thornton in 2014 that meet the above category description.

Tax Fees

These are fees for professional services rendered by Grant Thornton with respect to tax compliance, tax advice and tax planning. Additional professional services with respect to tax compliance, tax advice and tax planning were performed by other tax services providers. There were $3,150 in tax fees rendered by Grant Thornton in 2015 that meet the above category description. There were no such services rendered by Grant Thornton in 2014 that meet the above category description.

All Other Fees

These are fees for professional services rendered by Grant Thornton for products and services other than the services reported in “Audit Fees”, “Audit-Related Fees” or “Tax Fees”. There were no such services rendered by Grant Thornton in 2015 and 2014 that meet the above category description.

AUDIT COMMITTEE REPORT

Pre-Approval of Audit and Non-Audit Services

The Audit Committee is authorized by its charter to pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee reviews and approves the independent registered public accounting firm’s retention to perform audit services, including the associated fees. The Audit Committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At subsequent meetings, the Audit Committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. The Audit Committee has delegated to the Chair of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between Audit Committee meetings. If the Chair so approves any such engagements, he will report that approval to the full Audit Committee at its next meeting.

Our Audit Committee has reviewed all of the fees described above, and believes that such fees are compatible with maintaining the independence of Grant Thornton.

Audit Committee RePORT

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States (“US GAAP”) and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board.

The Audit Committee has reviewed and discussed with our management and with our independent registered public accounting firm, Grant Thornton, the consolidated financial statements of ICF International and its subsidiaries as set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The Audit Committee has: (a) discussed with Grant Thornton those matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees), as issued by the Public Company Accounting Oversight Board; (b) received from Grant Thornton the written communications required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T; and (c) discussed with Grant Thornton its independence from us and our management. Grant Thornton has confirmed to us that it is in compliance with all rules, standards, and policies of the Independence Standards Board and the SEC governing auditor independence.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the conformity of the Company’s financial statements to US GAAP. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with US GAAP and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with US GAAP, that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States, or that the Company’s independent registered public accounting firm is in fact “independent.”

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements for the fiscal year ended December 31, 2015, be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the SEC. The Audit Committee has also approved the selection of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

Audit Committee

/s/ Dr. Edward H. Bersoff
Dr. Edward H. Bersoff,
Audit Committee Chairperson

/s/ Leslye G. Katz
Leslye G. Katz

/s/ Sanjay Gupta
Sanjay Gupta

/s/ Peter M. Schulte
Peter M. Schulte

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance And Board Matters

Board and Committee Meetings in 2015

The table below shows the number of Board and Committee meetings held in 2015. Our Board has six (6) regularly scheduled meetings per year and special meetings are called as the need arises. These meetings are usually held at our headquarters in Fairfax, Virginia.

Number of Meetings Held
Board of Directors	6
Audit Committee	8
Compensation Committee	6
Governance and Nominating Committee	4

Directors are expected to attend Board meetings, our annual stockholders’ meeting, and the meetings of the committees on which they serve. During 2015, each director attended at least

75% of the total meetings of the Board and those committees on which he or she served. Each director attended our annual meeting of stockholders held in 2015.

These numbers exclude Mr. Gupta, who joined the Board in September of 2015. Mr. Gupta attended all Board and committee meetings after his appointment. Mr. Gupta did not attend the Annual Meeting as he was not a director on that date.

Corporate Governance Guidelines

Our Board has established a set of Corporate Governance Guidelines that addresses such matters as director qualifications, director nominations, Board composition, director meetings, Board committees, and other matters. The Board believes such guidelines, which are reviewed from time to time, are appropriate for the Company in its effort to maintain “best practices” as to corporate governance.

Director Independence

The Board has affirmatively determined that Mses. Eileen O’Shea Auen, Cheryl W. Grisé and Leslye G. Katz, Drs. Edward H. Bersoff and Srikant M. Datar, and Messrs. Sanjay Gupta and Peter M. Schulte, are independent directors in accordance with the requirements of Nasdaq and the rules of the SEC. We believe we comply with all applicable requirements of the SEC and Nasdaq relating to director independence and the composition of the committees of our Board.

Board Leadership Structure; Lead Independent Director

At the Board meeting on June 5, 2015, the Governance and Nominating Committee considered whether the Board’s leadership structure, which includes a lead director and Mr. Kesavan serving as both Chairman and CEO, should be changed. Based on the Company’s favorable experience with this Board leadership structure and the factors outlined below, the Committee recommended and the Board approved that the current leadership structure serves the Company well and there is no need to alter that structure at the present time.

The Board believes that when there is a combined Chairman of the Board (“Chairman”) and CEO, it is in the best interests of the Company and its stockholders to designate a lead director who is an independent director and, among other duties:

●	presides over executive sessions of the independent directors;
●	consults with the Chairman and CEO regarding scheduling and agendas for Board meetings;
●	chairs Board meetings in the Chairman’s absence;
●	acts as a liaison between the independent directors and management;
●	meets with any director whom the lead director deems is not adequately performing his or her duties as a member of the Board or any committee;
●	consults with the Chairman and CEO on matters relating to corporate governance and Board performance; and
●

leads the deliberation and action by the Board or a Board committee regarding any offer, proposal, or other solicitation or opportunity involving a possible acquisition or other change of control of the Company.

The charter of the Governance and Nominating Committee calls for the annual review of the lead director position. The Company believes that having a lead director, particularly in presiding over executive sessions of independent directors, effectively encourages full engagement of all directors. Eileen O’Shea Auen was appointed to serve as our lead director as of June 5, 2015, replacing Dr. Bersoff who had served as our lead director from June 5, 2008.

Each of our directors other than Mr. Kesavan is independent, and the Board believes that the independent directors provide effective oversight of management. The Board has complete access to the Company’s management team, and the Board and its committees regularly receive reports from management on the Company’s business affairs and the issues it faces.

The Board believes that its programs for overseeing risk, as described under “Risk Oversight” below, would be effective under a variety of leadership frameworks; therefore, this factor does not materially affect its choice of structure.

CORPORATE GOVERNANCE AND BOARD MATTERS

Risk Oversight

Our business is subject to various types of risk. Some of the Company’s most significant risks are outlined in our 2015 Annual Report on Form 10-K under Item 1A, “Risk Factors.” Management is responsible for the day-to-day management of the risks we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. Our Board meets regularly to discuss the strategic direction and the issues and opportunities facing our Company. Our Board provides guidance to management regarding our strategy, including in connection with our results of operations and related trends and factors contributing to or affecting our results, long-term strategy, financial reporting, and risks associated with these aspects of the Company’s business. The involvement of the Board in setting our business strategy is an important part of determining the types and appropriate levels of risk undertaken by the Company. Management conducts regular enterprise risk assessments to ascertain and define the most significant risks facing the Company, which incorporate feedback from the Board. After assessments are complete, management reports regularly to the Board and Board committees on the status and completion of actions associated with the most significant risks.

Each of our directors other than Mr. Kesavan is independent, and the Board believes that this independence provides effective oversight of management. The Board as a whole regularly reviews information and reports from members of senior management on areas of material risk, including risks related to the markets served by the Company and contract execution risks. The full Board also considers the risks associated with potential acquisitions. The Audit Committee reviews and evaluates the Company’s overall risk profile, and the procedures and policies implemented by management to identify and manage such risks. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation plans and arrangements. The Governance and Nominating Committee manages risks associated with the independence of the Board and potential conflicts of interest.

Board Committees

The Board has three (3) committees: the Audit Committee, Compensation Committee, and Governance and Nominating Committee, each composed entirely of independent directors as defined by Nasdaq. Each committee has a charter and a current copy of each charter can be found in the “Investor Relations – Corporate Governance” portion of our website (www.icfi.com).

	Audit Committee	Compensation Committee	G&N Committee
Eileen Auen*		•	•
Dr. Edward H. Bersoff -	C		•
Dr. Srikant M. Datar			C
Cheryl W. Grisé		C	•
Sanjay Gupta	•
Sudhakar Kesavan
Leslye Katz -	•	•
Peter M. Schulte	•	•

•	Member
C	Chair
-	Audit Committee Financial Expert
*	Lead Independent Director

Audit Committee. The Board has a separately designated standing Audit Committee as defined in Section 3(a)(58)(A) of the Exchange Act. It is currently composed of Dr. Bersoff, Ms. Katz and Messrs. Gupta and Schulte, with Dr. Bersoff serving as the Committee Chair. Mr. Gupta joined the Audit Committee effective September 17, 2015. The Audit Committee met eight (8) times during 2015. The Board has determined that each Audit Committee member is financially literate and has determined that Dr. Bersoff and Ms. Katz are each an “audit committee financial expert” as defined under SEC rules and regulations by virtue of his or her background and experience. Dr. Bersoff and Ms. Katz also qualify as financial experts in accordance with the listing standards of Nasdaq applicable to Audit Committee members. Each member of the Audit Committee is “independent” as defined by Rule 10A-3 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and in accordance with the listing standards of Nasdaq. We expect the Audit Committee to meet at least four (4) times per year.

The Audit Committee: appoints our independent registered public accounting firm; reviews the financial reports and related financial information provided by the Company to governmental agencies and the general public; monitors compliance with the Company’s Code of Business Ethics and Conduct (the “Code of Ethics”); reviews the Company’s system of internal and disclosure controls and the effectiveness of its control structure; and reviews the Company’s accounting, internal and external auditing, and financial reporting processes. The Audit Committee also reviews other matters with respect to our accounting, auditing, and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. As a matter of practice, the Audit Committee also approves the engagement of other firms engaging in audit services for the Company, such as in an acquisition capacity. All of the non-audit services provided by the independent registered public accounting firm were pre-approved by the Audit Committee in accordance with its pre-approval procedures. The report of the Audit Committee required by the rules of the SEC is included in this Proxy Statement under “Audit Committee Report.”

CORPORATE GOVERNANCE AND BOARD MATTERS

Compensation Committee. The Compensation Committee is currently composed of Mses. Auen, Grisé, and Katz, and Mr. Schulte, with Ms. Grisé serving as the Committee Chair. The Compensation Committee met six (6) times during 2015. The Compensation Committee provides assistance to the Board in fulfilling its responsibilities relating to management, organization, performance, and compensation. In discharging its responsibilities, the Compensation Committee considers and authorizes our compensation philosophy, evaluates our senior management’s performance, and approves all material elements of the compensation of our executive officers. The Compensation Committee also reviews the administration of our incentive compensation, retirement, and equity-based plans. See “Compensation Discussion and Analysis” for more information regarding the role of the Compensation Committee, management, and compensation consultants in determining and/or recommending the amount and form of executive compensation. The report of the Compensation Committee required by the rules of the SEC is included in this Proxy Statement under “Compensation Committee Report.”

We expect the Compensation Committee to meet at least two (2) times per year. Each member of the Compensation Committee qualifies as a “non-employee director” under Rule 16b-3 promulgated under the Exchange Act, as an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and meets the requirements of Nasdaq Rule 5605(d)(2)(A).

Governance and Nominating Committee. The Governance and Nominating Committee is currently composed of Mses. Auen and Grisé and Drs. Bersoff and Datar, with Dr. Datar serving as Committee Chair. The Governance and Nominating Committee met four (4) times during 2015.

The Governance and Nominating Committee: identifies and recommends candidates to be nominated for election as directors at our Annual Meeting, consistent with criteria approved by the full Board; annually evaluates and reports to the Board on its performance and effectiveness; annually reviews the composition of each Board committee and presents recommendations for committee membership to the full Board as needed; researches, evaluates, and recommends director compensation; considers and advises the Board on matters relating to the affairs or governance of the Board; considers matters relating to senior management succession; and reviews and approves all potential “related person transactions” as defined under SEC rules. We expect the Governance and Nominating Committee to meet at least three (3) times per year.

Compensation Committee Interlocks and Insider Participation

Mses. Auen, Grisé, and Katz and Mr. Schulte were the members of our Compensation Committee during the year ended December 31, 2015. None of them is or was an officer or employee of the Company. None of our executive officers served as a member of the Board or the compensation committee of any entity that has one (1) or more executive officers serving as a member of our Board or Compensation Committee.

Process for Selecting and Nominating Directors

The Governance and Nominating Committee is responsible for nominating director candidates and considering director nominees. The Governance and Nominating Committee uses a variety of methods for identifying and evaluating nominees for director and regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Governance and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Governance and Nominating Committee through current Board members, professional search firms, stockholders, or other persons. It is expected that the Governance and Nominating Committee will have direct input from the Chairman and CEO and the Lead Director, as appropriate.

Identified candidates are evaluated at regular or special meetings of the Governance and Nominating Committee and may be considered at any point during the year. As described below, the Governance and Nominating Committee considers properly submitted stockholder recommendations for Board candidates to be included in the Company’s proxy statement. Following verification of the stockholder status of any person proposing a candidate, recommendations are considered by the Governance and Nominating Committee at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Governance and Nominating Committee. The Governance and Nominating Committee also reviews materials provided by professional search firms and other parties in connection with a nominee who is not proposed by a stockholder.

The Governance and Nominating Committee maintains and periodically updates its non-exclusive “Board membership criteria” to assist the committee in evaluating candidates for the Board, which are summarized above under “Proposal 1: Election of Directors.”

As suggested by our Board selection criteria summarized above, the Governance and Nominating Committee and Board believe that diversity should play a role in the selection of directors, although neither has developed a formal policy regarding the consideration of diversity. Accordingly, the Governance and Nominating Committee takes into account factors such as race, gender, and national origin in evaluating nominees for Board membership. A diverse Board, made up of directors with a mix of opinions, perspectives, professional and personal experiences, race, gender and age will allow the Board to make effective decisions for the Company, our stockholders, and our clients.

There are no stated minimum criteria for director nominees, and the Board may also consider such factors as it deems appropriate and in the best interests of the Company and our stockholders.

CORPORATE GOVERNANCE AND BOARD MATTERS

As mentioned above, we will consider candidates for director who are recommended by stockholders. Stockholder recommendations should be submitted in writing to: ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031, Attention: Corporate Secretary. Such stockholder’s notice shall set forth, for each nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act and pursuant to the Company’s Bylaws (including such person’s written consent to being named as a nominee and to serving as a director if elected). Among other information, the notice shall also include, as to the stockholder giving notice: (i) the name and address of the stockholder; (ii) the class or series and number of shares of the Company which are, directly or indirectly, owned by such stockholder, as well as options, warrants, convertible securities, stock appreciation rights, and similar instruments of the Company (“Derivative Instruments”) that are held by the stockholder; (iii) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right, directly or indirectly, to vote any shares of any security of the Company; (iv) any short interest in any security of the Company directly or indirectly owned by such stockholder; (v) any rights to dividends on the shares of the Company owned beneficially by such stockholder that are separated or separable from the underlying shares of the Company; (vi) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and (vii) any performance-related fees (other than an asset-based fee) to which such stockholder is entitled based on any increase or decrease in the value of shares of the Company or Derivative Instruments.

To be eligible to be a nominee for election or reelection as a director of the Company, a person must submit to the Corporate Secretary (in accordance with the time periods prescribed for delivery of notice under the Company’s Bylaws) at the above address a written response to a questionnaire with respect to the background and qualification of such person (which questionnaire shall be provided by the Corporate Secretary upon written request) and a written representation and agreement (in the form provided by the Corporate Secretary upon written request) that such person: (i) is not and will not become a party to (x) any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (y) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law; (ii) is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed therein; and (iii) would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines of the Company.

Executive Stock Ownership Policy

The Company strives to ensure alignment with stockholder interests by means of ensuring that Company executives have wealth accumulation that is consistent with the long-term performance of the Company. In 2014, the Compensation Committee adopted a revised Executive Stock Ownership Policy (the “Executive Stock Ownership Policy”) that became effective on January 1, 2015, which: (i) expanded the group of executives who would be subject to the policy; (ii) increased the levels of stock ownership executives are required to hold; and (iii) clarified the types of equity that would be considered for purposes of complying with the updated policy.

The Executive Stock Ownership Policy requires executives to own ICF International common stock in a value equal to, or in excess of, the multiple of their annual base salary as shown below:

●	CEO:	4x
●	Other NEOs:	2x
●	Other designated executives	1x

The following types of equity count toward satisfying the stock ownership requirement: (i) any shares held outright as a result of vested restricted stock units (“RSUs”) or performance-based shares awards (“PSAs”) , (ii) shares acquired through the exercise of stock options or purchased through the Company’s employee stock purchase plan qualified pursuant to Section 423 of the Code (“Employee Stock Purchase Plan”) or through the open market, (iii) unvested restricted stock units, and (iv) vested in-the-money stock options. In addition, designated executives are required to hold all shares acquired from vested RSUs, vested PSAs and stock option exercises, net of shares withheld for taxes, until they meet the Executive Stock Ownership Policy requirements.

For designated executives (including NEOs) as of January 1, 2015, ownership levels are to be achieved within five (5) years of that date, and for newly appointed designated executives, such levels are to be achieved by the later of the fifth (5th) anniversary of becoming a designated executive, or December 31 of that year. As of April 6, 2016, each of our NEOs either met these stock ownership guidelines or are expected to meet the applicable ownership guidelines within the specified time period assuming that the PSAs are paid at target.

Board Stock Ownership Guidelines

The Board believes that its members should be incentivized to focus on the Company’s long-term stockholder value. As such, the Board has adopted a Board member stock ownership policy establishing, as a guideline (but not an absolute requirement), that non-employee members of the Board are expected to own shares of Company common stock valued at five (5) times such director’s annual cash meeting retainer, which may include shares of unvested restricted stock (i.e., directors are strongly encouraged to hold common stock valued at $300,000 (or five (5) times $60,000)). Such ownership level is to be achieved over a period of four (4) years after becoming a member of the Board. As of April 6, 2016, each of our non-employee directors either met these stock ownership guidelines or is expected to meet the applicable ownership guidelines within the specified time period.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Continuing Education

The Board believes that director continuing education is important for maintaining a current and effective Board, and adopted a Director Continuing Education Policy. The Company’s policy encourages directors to participate in continuing education and accredited director education programs, with the intent of becoming and remaining well informed about the Company, its industry and business, its relative performance to its competitors and regulatory issues and economic trends affecting the Company.

Prohibitions on Derivatives Trading, Hedging and Pledging

Pursuant to the Company’s “Policy on Insider Information and Securities Trading,” the Company considers it improper and inappropriate for any employee, officer or director of the Company to engage in short-term or speculative transactions in the Company’s securities. The policy specifically prohibits directors, officers and other employees from engaging in short sales of the Company’s securities and transactions in puts, calls or other derivative securities (sometimes referred to as “hedging”). In addition, stock grant agreements prohibit the pledging or assignment of awards. Each of the NEOs and directors complied with this policy during fiscal year 2015.

Stockholder Communications with the Board

You may contact the Board by sending a letter marked “Confidential” and addressed to the Board, ICF International, Inc., c/o Corporate Secretary, 9300 Lee Highway, Fairfax, Virginia 22031. In accordance with instructions from the Board, the Corporate Secretary reviews all correspondence, organizes the communications for review by the Board, and posts communications to the full Board, specific committees or individual directors, as appropriate. Communications that are intended specifically for the lead director, the independent directors, or non-management directors should be marked as such.

Director Compensation

The following discussion outlines the compensation that was earned by non-employee directors during 2015, as well as our anticipated director compensation structure for 2016. The compensation of our Board is evaluated from time to time by our Governance and Nominating Committee.

Directors who are employed by us do not receive additional compensation for their service on the Board. All directors are entitled to reimbursement of expenses for attending each meeting of the Board and each committee meeting.

Director Compensation Table for 2015

The following table provides the compensation earned by individuals who served as non-employee directors of the Company during 2015.

Name(1)	Fees Earned or Paid in Cash ($)(2)		All Other Compensation ($)(3)	Total Compensation ($)(4)
Eileen O’Shea Auen	$91,000	(5)	$120,000	$211,000
Dr. Edward H. Bersoff	$110,000		$120,000	$230,000
Dr. Srikant M. Datar	$73,000		$120,000	$193,000
Cheryl W. Grisé	$82,000		$120,000	$202,000
Sanjay Gupta(6)	$18,000		$30,000	$48,000
Leslye G. Katz	$76,000		$120,000	$196,000
S. Lawrence Kocot(7)	$36,000		$30,000	$66,000
Peter M. Schulte	$80,000	(5)	$120,000	$200,000

____________________

(1)

Sudhakar Kesavan is not included in this table because during 2015 he was an employee of the Company and therefore received no compensation for his director service. The compensation received by Mr. Kesavan as an employee of the Company is shown in the 2015 Summary Compensation Table below.

(2)	Represents the meeting retainers earned in 2015. Directors may elect to receive those fees in the form of cash, unregistered stock or a combination thereof.

CORPORATE GOVERNANCE AND BOARD MATTERS

(3)

Pursuant to our Annual Equity Election Program, each director has the option to choose to receive his or her $120,000 annual payment in the form of cash, unregistered stock or a combination of the two, issued on a pro rata basis as of the last business day of each calendar quarter. Each director has elected to receive all or a portion of this annual payment in the form of unregistered stock, representing the grant date fair value for such unregistered stock computed in accordance with FASB ASC Topic 718.

(4)	Total Compensation for each director may differ from the sum of the individual components due to changes in roles and/or committee assignments during 2015.

(5)

Includes quarterly payments made in the form of unregistered stock in lieu of cash at the election of the director, representing the grant date fair value for such unregistered stock computed in accordance with FASB ASC Topic 718.

(6)	Mr. Gupta joined the Company’s Board on September 17, 2015, so his compensation reflects only a partial year.

(7)	Mr. Kocot resigned from the Board effective April 25, 2015, so his compensation reflects only a partial year.

2015 Board Compensation

Each director has the option to choose to receive a $120,000 annual payment in the form of cash, unregistered stock or a combination of the two, issued on a pro rata basis as of the last day of each calendar quarter. Shares issued pursuant to this annual payment are issued from treasury stock.

In addition to the $120,000 annual payment for 2015, the annual cash meeting retainer was $60,000, covering the six (6) regular Board meetings during a year, one (1) annual meeting, and a reasonable number of special Board meetings. The chair of the Audit Committee received a retainer of $32,000 (including member fee) and each other Audit Committee member received a retainer of $12,000. The chair of the Compensation Committee received a retainer of $18,000 (including member fee) and each other Compensation Committee member received $8,000. The chair of the Governance and Nominating Committee received a retainer of $18,000 (including member fee) and each other Governance and Nominating Committee member received $8,000. Retainer for the lead director is an annual fee of $20,000.

Our non-employee directors receive compensation quarterly, based upon a quarterly amount of the aggregate annual payment they each are entitled to receive based on each director’s committee membership. Board members may elect to receive their quarterly cash compensation in the form of common stock at the fair value of our common stock on the first business day of the quarter. The Governance and Nominating Committee did not recommend any changes to Board compensation following its 2015 evaluation.

Code of Ethics

The Company has a Code of Ethics that is designed to promote the highest standards of ethical conduct by the Company’s directors, executive officers and employees. The Code of Ethics requires that the Company’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the Company’s best interest. Under the terms of the Code of Ethics, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. The Code of Ethics is updated from time to time to reflect changes in laws, best practices and the Company’s business.

The Code of Ethics and all Board committee charters are posted in the “Investor Relations – Corporate Governance” portion of our website (www.icfi.com). A copy of any of these documents is available in print (free of charge to any stockholder) who requests a copy by writing to: ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031, Attention: Corporate Secretary. The Company will disclose on its website at www.icfi.com, to the extent and in the manner permitted by Item 5.05 of Form 8-K, the nature of any amendment to the Code of Ethics (other than technical, administrative, or other non-substantive amendments) and our approval of any material departure from a provision of the Code of Ethics that has been made known to any of our executive officers.

CORPORATE GOVERNANCE AND BOARD MATTERS

Certain Relationships and Transactions with Related Persons

Our Code of Ethics, which applies to all directors, executive officers and employees, emphasizes the importance of avoiding situations or transactions in which personal interests interfere with the best interests of us and/or our stockholders. In addition, the Board has adopted a written policy on interested director transaction reporting and approval designed to alert the Board, and in particular the Governance and Nominating Committee, of material transactions involving the Company and directors and their affiliates so that the Board may be aware of and consider such transactions in advance, on a case-by-case basis. As to matters coming before the Board in which individual directors may have a personal interest, the Board has adopted procedures to ensure that all directors voting on such a matter disclose the personal interest, abstain from voting on the matter, and discuss the transaction with counsel if necessary. The Board has delegated the task of discussing, reviewing, and approving transactions between the Company and any of our executive officers or Board members to the Governance and Nominating Committee.

There have not been any transactions during the last fiscal year to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock had or will have a direct or indirect material interest other than equity and other compensation, termination, change-in-control and other arrangements, which are described in the section captioned “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Other Transactions Considered for Independence Purposes

For each director and nominee for director who is identified as independent, the SEC rules require the description of transactions, relationships or arrangements that are not required to be disclosed as related person transactions, but that were considered by the Board in determining that the director is independent. There were no transactions that the Company believes is a related person transaction. There were, however, transactions with independent directors that did not rise to the level of a related person transaction, but that were considered for independence purposes. The Board affirmatively determined that each of such transactions did not impair the applicable director’s independence.

Executive Officers Of The Company

The following table includes information with respect to the individuals who served as our executive officers as of April 6, 2016. On April 8, 2015, Ms. Isabel Reiff notified the Company that, after more than 25 years of service, she would retire from the Company as of July 31, 2015. On September 18, 2015, Sergio Ostria was appointed as an Executive Officer. The age indicated for each individual is as of December 31, 2015. The biographical information for Mr. Kesavan is found under “Directors Whose Term of Office Expires in 2017—Class II Directors.”

Name	Age	Title
Sudhakar Kesavan	61	Chairman and Chief Executive Officer
John Wasson	54	President and Chief Operating Officer
James C. Morgan	50	Executive Vice President and Chief Financial Officer
Ellen Glover	60	Executive Vice President – Transformation & Resiliency Solutions
Sergio Ostria	53	Executive Vice President – Business & Infrastructure Solutions
Phillip Eck	49	Vice President and Principal Accounting Officer – Controller

John Wasson serves as President and Chief Operating Officer (“COO”) of ICF International and has been with the Company since 1987. On June 7, 2010, Mr. Wasson was named President of the Company, replacing his former title of Executive Vice President. Mr. Wasson has served the Company in various capacities over the last twenty-seven (27) years, joining the Company as an associate in 1987, becoming a senior associate in 1989, a project manager in 1991, vice president in 1994, senior vice president in 1998, executive vice president in 2001 and Chief Operating Officer in 2003. Mr. Wasson previously worked as a staff scientist at the Conservation Law Foundation of New England and as a researcher at the Massachusetts Institute of Technology Center for Technology, Policy and Industrial Development. Mr. Wasson holds a Master of Science degree in Technology and Policy from the Massachusetts Institute of Technology and a Bachelor of Science in Chemical Engineering from the University of California, Davis.

James C. Morgan serves as the Company’s Executive Vice President and Chief Financial Officer (“CFO”). He joined the Company in 2012. From 2011 until his employment by the Company, Mr. Morgan served as a member of the Board and as the Executive Vice President and Chief Financial Officer of Serco, Inc., a division of Serco Group PLC. From 1993 until 2011, Mr. Morgan held a number of positions at Science Applications International Corporation; in particular, Senior Vice President and Senior Financial Officer, Strategic and Operational Finance from 2005 until 2011 and Senior Vice President, Business Transformation Officer from 2008 until 2011. Previously, Mr. Morgan was an Experienced Senior Consultant in the Special Services and Contracting Group at Arthur Andersen & Company. Mr. Morgan received his Bachelor of Science in Accounting from North Carolina State University and his Masters in Business Administration from George Washington University. Mr. Morgan has been a Certified Public Accountant; his license is currently inactive.

EXECUTIVE OFFICERS OF THE COMPANY

Ellen Glover joined the Company in 2005 as an Executive Vice President of the group now known as Transformation & Resiliency Solutions (formerly known as Technology and Management Solutions). Prior to joining the Company, Ms. Glover served as the Vice President and General Manager of Dynamics Research Corporation, a former publicly traded professional and technical services contractor to government agencies. Dynamics Research Corporation had previously acquired Impact Innovations Group, a provider of information technology services to federal and commercial markets, where Ms. Glover served as President from 2002 to 2004. From 1983 to 2002, Ms. Glover was an officer of Advanced Technology Systems, a provider of information technology services to the U.S. Department of Defense and civilian agencies, including serving as President and Chief Operating Officer from 1994 to 2002. In December 2014, Ms. Glover was elected to a second term as the Chair of the Board of the Professional Services Council, where she has served on the Board since 2010, and been a member of the Executive Committee since 2011. Ms. Glover was the Chair of the Industry Advisory Council from 2005 to 2006, and Executive Vice Chair from 2004 to 2005. Ms. Glover won the 2007 Janice K. Mendenhall Spirit of Leadership Award, as well as the 2001 Federal Computer Week Federal 100 Eagle Award. Ms. Glover holds a Master of Science in Urban Planning and a Bachelor of Arts in History and Political Science from the University of Pittsburgh.

Sergio Ostria serves as an Executive Vice President and leads the Company’s group now known as Business & Infrastructure Solutions (formerly known as Energy, Environment and Transportation), which houses over 1,400 professionals specializing in energy markets consulting, energy efficiency program design and implementation, environmental planning and assessment of infrastructure investments, environmental science, transportation planning and economics, and aviation industry consulting. He joined ICF International in 1999 and brings nearly 30 years of experience developing and leading multidisciplinary teams servicing government and commercial clients in North America, Latin America, Europe, and Asia. Prior to leading the Company’s Energy, Environment and Transportation group, Mr. Ostria led the Company’s following businesses: from 2008 to 2011, the Energy, Climate and Transportation group; from 2006 to 2008, the Company’s Environment, Transportation and Regulation group, and from 1999 to 2006, the company’s Transportation practice. Prior to joining the Company, from 1997 to 1999, Mr. Ostria served as a Principal with Hagler Bailly, Inc., an energy, environmental, and transportation consultancy; and from 1996 to 1997 he served as a Vice President with Apogee Research, Inc., a transportation and environmental consultancy that was acquired by Hagler Bailly in 1997. Prior to these positions, Mr. Ostria was a Senior Associate with DRI/McGraw-Hill, a Senior Analyst with Jack Faucett Associates, Inc., and an Analyst with Energy and Environmental Analysis. Throughout his consulting career, Mr. Ostria has specialized in the design, implementation, and evaluation of integrated, systems-oriented approaches to solving challenges that transcend the energy, environment, and transportation fields. Mr. Ostria has a Master of Arts in Economics from The George Washington University and a Bachelor of Arts in Economics from University of Maryland. Mr. Ostria was appointed an Executive Officer on September 18, 2015.

Phillip Eck was appointed an Executive Officer on September 18, 2015 and has served as ICF’s Corporate Controller since April 2010. He joined ICF as an Assistant Controller in 2000 and served in that position until December 2004 and from June 2005 to April 2010. Mr. Eck serves as ICF’s Principal Accounting Officer with responsibilities for ICF’s quarterly SEC financial filings and related earnings releases and earnings calls. He manages ICF’s accounting team across the globe, has led due diligence and integration efforts for ICF’s acquisitions and was involved in ICF’s initial public offering in 2006 and the subsequent secondary market offering. For a brief period in 2005 before returning to ICF, Mr. Eck served as Corporate Controller at Sec Tek, Inc. Prior to joining ICF, Mr. Eck served as the Chief Financial Officer of GCI Information Services from 1996 to 2000 and as Controller from 1992 to 1996. Mr. Eck also worked as an accountant at So-Deep, Inc. from 1988 to 1992. Mr. Eck holds a Bachelors of Business Administration from the James Madison University and is a Certified Public Accountant in the Commonwealth of Virginia.

Security Ownership Of Directors, Executive
Officers And Certain Beneficial Owners

The following table sets forth certain information regarding beneficial ownership of our common stock as of April 6, 2016, by:

–	each person, or group of affiliated persons, known to us to beneficially own more than 5% of the outstanding shares of our common stock;
–	each of our directors and nominees for director;
–	each person who was a NEO; and
–	all of our directors and NEOs as a group.

The percentages shown in the following table are based on 19,018,649 shares of common stock outstanding as of April 6, 2016. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. The number of shares beneficially owned by a person includes shares subject to options and RSUs held by that person that were exercisable as of April 6, 2016, or within 60 days of that date. The shares issuable under those options and RSUs are treated as if they were outstanding for computing the percentage ownership of the person holding those options or RSUs, but are not treated as if they were outstanding for the purposes of computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the number of shares of our common stock beneficially owned by the indicated parties. Unless otherwise indicated, the address of each person is: c/o ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031.

	Shares beneficially owned
Name and Address of Beneficial Owner	Number	Percentage
Directors & Executive Officers
Sudhakar Kesavan(1)	448,755	2.32%
John Wasson(2)	188,620	*
James C. Morgan(3)	49,536	*
Ellen Glover(4)	92,393	*
Sergio Ostria(5)	16,301	*
Eileen O’Shea Auen	37,179	*
Dr. Edward H. Bersoff	43,702	*
Dr. Srikant M. Datar(6)	32,494	*
Cheryl W. Grisé	13,569	*
Sanjay Gupta	2,229	*
Leslye G. Katz	5,028	*
Peter M. Schulte(7)	241,643	1.27%
Directors, Director Nominees and Executive Officers as a group (13 persons)	1,173,831	6.00%

Beneficial Owners Holding More Than 5%
BlackRock, Inc. and affiliates as a group(8) 55 East 52nd Street New York, NY 10022	1,052,659	5.53%
FMR LLC(9) 245 Summer Street Boston, MA 02210	2,883,574	15.16%
Vaughan Nelson Investment Management, L.P.(10) 600 Travis Street, Suite 6300 Houston, TX 77002	1,469,721	7.73%
Dimensional Fund Advisors LP (11) Building One, 6300 Bee Cave Road Austin, TX 78746	1,137,635	5.98%

____________________

*	Represents beneficial ownership of less than 1%.

(1)	The total number of shares listed as beneficially owned by Sudhakar Kesavan includes options to purchase 286,757 shares of common stock.

(2)	The total number of shares listed as beneficially owned by John Wasson includes options to purchase 125,833 shares of common stock.

(3)	The total number of shares listed as beneficially owned by James C. Morgan includes options to purchase 39,506 shares of common stock.

(4)	The total number of shares listed as beneficially owned by Ellen Glover includes options to purchase 67,099 shares of common stock.

(5)	The total number of shares listed as beneficially owned by Sergio Ostria includes options to purchase 13,388 shares of common stock.

(6)	The total number of shares listed as beneficially owned by Dr. Srikant M. Datar includes 20,427 shares of common stock held in an estate planning trust of which Dr. Datar is a co-trustee.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

(7)

The total number of shares listed as beneficially owned by Peter Schulte includes 91 shares of common stock that are held in a UTMA account and 1,138 shares of common stock that are held indirectly as a result of gifts to immediate family members in his household.

(8)

Based upon information contained in the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 26, 2016, BlackRock beneficially owned 1,052,659 shares of common stock as of December 31, 2015, with sole voting power over 1,006,057 shares, shared voting power over no shares, sole dispositive power over 1,052,659 shares and shared dispositive power over no shares.

(9)

Based upon information contained in the Schedule 13G/A filed by FMR LLC (“FMR”) with the SEC on February 12, 2016, FMR beneficially owned 2,883,574 shares of common stock as of December 31, 2015, with sole voting power over 266,361 shares, shared voting power over no shares, sole dispositive power over 2,883,574 shares and shared dispositive power over no shares.

(10)

Based upon information contained in the Schedule 13G/A filed by Vaughan Nelson Investment Management, L.P. (“Vaughan”) with the SEC on February 11, 2016, in its capacity as an investment adviser, Vaughan may be deemed to beneficially own 1,469,721 shares of common stock as of December 31, 2015, with sole voting power over 1,058,234 shares, shared voting power over no shares, sole dispositive power over 1,338,509 shares and shared dispositive power over 131,212 shares.

(11)

Based upon information contained in the Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional Funds”) with the SEC on February 9, 2016, Dimensional Funds beneficially owned 1,137,635 shares of common stock as of December 31, 2015, with sole voting power over 1,077,576 shares, shared voting power over no shares, sole dispositive power over 1,137,635 shares and shared dispositive power over no shares.

EXECUTIVE COMPENSATION

Executive Compensation

Compensation Discussion and Analysis

In this section, we describe the material components of our executive compensation program for our Named Executive Officers (“NEOs”), whose compensation is set forth in the 2015 Summary Compensation Table and other compensation tables contained in this Proxy Statement.

NEOs:
►	Sudhakar Kesavan, Chairman and CEO
►	John Wasson, President and COO
►	James C. Morgan, Executive Vice President and CFO
►	Ellen Glover, Executive Vice President
►	Sergio Ostria, Executive Vice President

We also provide an overview of our executive compensation philosophy and our executive compensation program. In addition, we explain how and why the Compensation Committee of our Board (for purposes of this discussion and analysis, the “Committee”) arrived at the specific compensation decisions involving the NEOs for fiscal year 2015.

The Committee has responsibility for establishing, implementing, and monitoring adherence to the Company’s compensation philosophy. The Committee strives to ensure that the total compensation paid to the Company’s executives is fair, reasonable, and competitive. Generally, the types of compensation and benefits provided to the Company’s executive officers are similar to those provided to other Company designated employees.

On April 8, 2015, Ms. Reiff notified the Company that, after more than 25 years of service, she would retire from the Company as of July 31, 2015. On September 18, 2015, Sergio Ostria was appointed as an Executive Officer.

Fiscal 2015 – Financial Highlights

Fiscal year 2015 was a record year for ICF International in contract wins. Continued investments in business development over the last several years yielded strong returns, and our added scale combined with subject matter knowledge enabled ICF International to capture an increasing number of implementation contracts. Financial highlights for 2015 included the following:

●	Total revenues increased 7.8% to $1.13 billion.
●	Operating income increased 8.5% to $75.2 million.
●	Adjusted EBITDA was $110.7 million, or 9.8% of revenues.
●	Diluted EPS was $2.00.
●	Contract wins reached a record of $1.3 billion.

EXECUTIVE COMPENSATION

Compensation Highlights

The Compensation Committee took the following actions in fiscal year 2015 to maintain and improve the pay-for-performance nature of our executive compensation program:

●

Adopted and implemented a Performance Program that added performance-based share awards (“PSAs”) to the mix of ICF International’s long-term incentive program beginning in 2015. PSAs are performance contingent awards where executives may earn zero to maximum shares depending on the Company’s actual performance against pre-established performance measures. The performance periods of the PSAs are long-term (i.e., more than one (1) year) to align executive’s interests with the interests of long-term stockholders. PSAs were first granted to members of ICF International’s executive leadership team in 2015 and again in 2016 as a part of the annual equity award program.

●

Monitored compliance with the Company’s Executive Stock Ownership Policy by expanding the executives (including the NEOs) subject to it and increased the level of stock ownership that executives are required to hold. Under the policy, the executive may not sell, transfer or dispose of shares of Company common stock if he or she does not meet the requisite stock ownership policy.

●

Revised and implemented the Annual Incentive Program to tie pay to performance more closely. Previously, “on plan” performance was defined as achieving 85% to 115% of performance goals. Beginning in 2015, annual threshold, target and maximum performance goals were established with appropriate payouts at each level.

●

Consistent with corporate governance best practices, and after consideration of the equity plan policies of key institutional investors and proxy advisory firms, we recommended amendments to the 2010 Incentive Plan that included “double-trigger” change of control equity vesting and one (1) year minimum vesting of equity awards. The amended 2010 Incentive Plan was approved at the 2015 Annual Meeting of stockholders.

●	Continued to utilize the new peer group that includes a broader array of companies to reflect the evolution of ICF International’s business strategy.

●	Extensively reviewed external executive compensation trends to ensure the Company’s executive compensation practices align with market best practices.

EXECUTIVE COMPENSATION

Stockholder-Aligned Executive Compensation Practices

The Company implements and maintains leading practices in its executive compensation programs as outlined below:

What We Do

●	Target compensation is analyzed and compared against regressed peer data. Actual compensation may increase or decrease depending on performance.
●	Our selection of peer companies is balanced such that the Company’s revenue is close to the median of the peer group.
●	The Committee has engaged an independent compensation consultant.
●	We require one (1) year minimum vesting for our equity awards.
●	Our annual equity award grants provide for vesting over four (4) years for RSUs and over three (3) years for PSAs.
●	All NEOs and other designated executive officers are subject to stock ownership guidelines, which further aligns their interests with stockholders.
●	In accordance with their severance agreements, the CEO and COO have a “double-trigger” in connection with any benefits paid in the event of a change of control.
●

The plan includes “double trigger” accelerated vesting for equity awards in the event of a change of control of the Company plus termination within twenty-four (24) months following the change of control for our NEOs.

●	Our clawback policy covers cash and equity awards and applies to all employees.
●	We have limited perquisites.

What We Don’t Do

●	Our executive officers and directors are prohibited from hedging Company shares.
●	Individual equity grant agreements prohibit the pledging or assignment of stock grants.
●	Our 2010 Incentive Plan prohibits the repricing of equity awards or cash-buyout of underwater stock options and PSAs.
●	Our 2010 Incentive Plan does not allow the recycling of shares used to exercise options or sold to pay withholding taxes.
●	We do not provide tax gross-ups on perquisites to our executive officers.
●	We do not provide excise tax gross-ups in agreements.

EXECUTIVE COMPENSATION

Compensation Philosophy and Objectives

The Company’s fundamental compensation philosophy, which has the objectives set forth below, remains:

Reward performance and contribution to our business. Our compensation programs are designed to reward extraordinary performance with higher compensation; likewise, where individual performance falls short of expectations and/or Company performance lags behind budgeted plan performance, the programs should deliver lower payouts.

Pay-for-performance and retention must be balanced. Although performance is a key element of the Company’s compensation philosophy, in order to attract and retain a highly skilled work force, we must remain competitive with the pay of our peer companies that compete with us for talent. In general terms, the objective is to target a market benchmark of appropriate size (in terms of revenue) that factors in ICF’s relative size compared to the size of the peer group companies through regression analysis.

Compensation should be aligned with stockholder interests. Key employees should have a substantial proportion of their compensation in the form of equity to align their individual financial interests with those of our stockholders.

The relationship between overall Company goals and each individual’s personal goals should be clear. Employees should be able to understand easily how their efforts can affect their pay, both directly through individual performance and indirectly through contributing to the business unit’s and Company’s achievement of its strategic and operational goals.

Provide only reasonable perquisites for NEOs. Our compensation programs should include only those perquisites commonly provided to attract and retain the NEOs and/or improve the NEO’s ability to carry out his or her responsibilities safely and effectively.

Guidelines for ICF’s Executive Officer Compensation Program

Development of Financial/Strategic Performance Goals. Each year, Company management presents its budget, revenue forecast, and strategy to the Board in the November/December timeframe, allowing the Board and management to develop a consensus on financial and strategic goals for the following year. These goals are reflected in the compensation program for the following year and the metrics that will drive individual performance goals, total compensation targets and actual compensation levels.

Elements of Compensation Program. Consistent with prior years, the principal components of the 2015 compensation for our NEOs included: (i) base salary; and incentive compensation in the form of (ii) cash and/or stock bonuses and (iii) equity awards. Each element of compensation is described in greater detail below.

Base salary for each NEO is determined considering performance, scope of responsibilities, time in position, and relevant peer compensation.

The actual amount of incentive awards is based on the performance of the Company and the executives. This means that the actual mix of pay may be different each year based on the identified targets for each pay component, providing the Committee with flexibility in awarding incentive compensation and pay adjustments each year. The Committee also reviews a “tally sheet” for each NEO that assigns a dollar amount to each of the above compensation elements, as well as current and potential wealth accumulation based on outstanding equity awards. The Committee believes that the tally sheet is a useful tool to ensure that there is sufficient retention capability built within existing pay packages and that the current and potential wealth accumulation of the executives is tied to the interests of stockholders.

CEO and COO Total Compensation Relationship. The Committee has determined that generally the President and COO’s total targeted annual compensation should be approximately 60% of the CEO’s total targeted annual compensation.

EXECUTIVE COMPENSATION

Assessment of Annual Performance. For purposes of compensation awards:

●	The CEO’s performance is assessed by the Committee and the Board.

●	The President and COO’s, and the CFO’s performance is assessed by the Committee and the CEO.

●	The performance of the other NEOs is assessed by the CEO, President and COO, and the CFO, and recommendations are submitted to the Committee for final determination.

Impact of Acquisitions. Because strategic merger and acquisition transactions are an integral element of our growth strategy, the executives’ compensation structure reflects the time and effort to successfully identify, negotiate and integrate acquisitions. Typically, our executives are rewarded for this activity through share price appreciation in the long-term incentive component, rather than through an explicit cash award tied to merger and acquisition transactions. However, assuming a transaction exceeds 10% of the Company’s prior year’s gross revenue, then based on the timing and size of the acquisition, executives may be given an opportunity to earn an extra incentive, with no change in previously established performance targets.

Implementing Our Objectives

Use of Market Data

The Committee annually reviews the peer group and the methodology for determining it. The five (5) guiding principles for the selection of peer companies continue to apply:

●

Size: The revenue of the selected peer companies should range between 0.5x to 2.5x of our revenue. In cases where the selected peer companies exceed this range, the objective is to have the median of the peer group close to our revenue.

●	Similar business characteristics: Selected peer companies either compete with us or have similar market demands.
●	Talent pool: Selected peer companies compete with us for talent.
●	External constituents: Selected peer companies were named by our equity research analysts as peers, or companies that identify ICF as a peer or companies identified as peers in our 2014 peer group.
●

Sectors: In addition to focusing on Professional Services (our designated Global Industry Classification Standard GICs), other relevant sectors including IT Services, Health Care Technology and Commercial Services were also reviewed.

Because we believe the companies selected for our peer group for 2015 (the “2015 Peer Group”) continue to reflect our current mix of services, we made no changes to our peer group. However, Sapient Corp., which was acquired in 2015, was removed from the 2016 peer group. The companies comprising the 2015 Peer Group were the following:

Number	Company Name	2015 Revenue (millions)

1	Booz Allen Hamilton Holding Corp.	$5,275
2	Leidos Holdings, Inc.	$5,063
3	Science Applications International Corp.	$3,885
4	CACI International Inc.	$3,313
5	Unisys Corporation	$3,015
6	Convergys Corporation	$2,951
7	Tetra Tech, Inc.	$2,299
8	IHS Inc.	$2,184
9	Gartner Inc.	$2,163
10	Maximus, Inc.	$2,100
11	FTI Consulting, Inc.	$1,779
12	ManTech International Corp.	$1,550
	ICF International, Inc.	$1,132
13	CDI Corp.	$985
14	Corporate Executive Board Co	$928
15	Navigant Consulting, Inc.	$919
16	Huron Consulting Group Inc.	$769
17	The Advisory Board Company	$768
18	CBIZ, Inc.	$750
19	Resources Connection, Inc.	$591
20	VSE Corporation	$534
21	GP Strategies Corp.	$490
22	Exponent, Inc.	$313
23	NCI, Inc.	$333
24	CRA International, Inc.	$304

EXECUTIVE COMPENSATION

The Committee also continued its engagement of Aon Hewitt, as its independent compensation consultant (“Aon Hewitt”), to assist the Committee in reviewing the Company’s compensation policies and practices for 2015. In particular, Aon Hewitt was asked to discuss with the Committee the current executive compensation trends in companies and provide feedback regarding management’s competitive assessment for executive positions. For additional information regarding Aon Hewitt and its relationship with the Committee, see “Role of Compensation Consultants in Compensation Decisions” below.

In making its compensation determinations, the Committee reviewed and assessed the analysis and recommendations of Company management. The Committee also requested the views of Aon Hewitt, and obtained an assessment of management’s analysis from management’s executive compensation consultant, Semler Brossy Consulting Group, LLC (“Semler Brossy”). The Committee determined that, based on a combination of management’s assessment, discussions with Aon Hewitt and Semler Brossy (with respect to management’s analysis), the Company’s executive compensation opportunities are generally aligned with the market. This conclusion was reflected in the Committee’s compensation decisions. In connection with its evaluation of management’s recommendations, as well as its discussions with Aon Hewitt and Semler Brossy (with respect to management’s analysis), the Committee determined that while the peer group compensation data was the appropriate primary focus, the Company does compete with many larger companies for top executive-level talent. Thus, the peer group assessment is just one of many inputs into the Committee’s decisions.

Role of Management in Compensation Decisions. In early 2015, the Committee made compensation determinations for all NEOs. In the case of executives other than the CEO, the CEO annually reviews the performance of the executive team, provides a summary of the fiscal year accomplishments by the executive team and Company as a whole to the Committee, and then makes recommendations to the Committee based on these reviews and an analysis of competitive market data. The Committee considers these CEO recommendations when making its determinations as to the President and COO and CFO, and takes into account input from the CEO, President and COO, and CFO with respect to other named executives.

In developing its recommendations on 2015 target total compensation, the Committee reviewed the short-term incentive design framework as prepared by Semler Brossy and found that, like the Company, most members of the 2015 Peer Group use a combination of measures to evaluate performance for the calculation of incentive awards, such as earnings per share and revenue, as well as including a discretionary component. In the review of the competitive pay assessment, the Committee determined that long-term incentive compensation for Mr. Kesavan, Mr. Wasson, and Ms. Glover was near the peer group median. The Committee also noted that the long-term incentive compensation for Mr. Morgan was below the peer group data for CFO positions, regressed based on revenue. Mr. Ostria was appointed an Executive Officer on September 18, 2015 and his 2015 target total compensation was determined by the CEO.

EXECUTIVE COMPENSATION

Role of Compensation Consultants in Compensation Decisions. The Committee continued its engagement of Aon Hewitt in 2015, to assist in its analysis of the Company’s compensation practices. In retaining Aon Hewitt, the Committee determined, and periodically re-assesses such determination, that Aon Hewitt’s engagement does not present any conflicts of interest. In making this determination, the Committee considered the following factors, consistent with SEC requirements:

(i) the provision of other services to the Company by Aon Hewitt (including without limitation, the engagement of Aon Hewitt by the Governance and Nominating Committee);

(ii) the fees to be paid to Aon Hewitt by the Committee and by the Governance and Nominating Committee;

(iii) the policies and procedures of Aon Hewitt that are designed to prevent conflicts of interest;

(iv) any business or personal relationship between Aon Hewitt and a member of the Committee;

(v) any stock of the Company owned by Aon Hewitt or the Aon Hewitt personnel providing services to the Committee; and

(vi) any business or personal relationships between the executive officers of the Company and Aon Hewitt or the Aon Hewitt personnel providing services to the Committee.

The Committee’s charter provides that the Committee has the sole authority to retain, terminate and approve fees of a compensation consultant to the Committee and that all such fees, as determined by the Committee, shall be paid by the Company.

This year, Aon Hewitt continued to serve in an advisory capacity to review and discuss with the Committee and/or the Committee Chair the competitive assessment performed by the Company’s management, offer suggestions and provide insight into market compensation trends.

In addition, as noted above, management retained Semler Brossy to assist in developing its recommendations to the Committee with regard to the short-term incentive design framework and the new 2015 performance share program.

The Committee considered management’s assessment and recommendations, as well as the information provided by both Aon Hewitt and Semler Brossy (with respect to management’s assessment), in making its compensation determinations. Pursuant to its charter, however, the Committee retains final approval of all material elements of executive compensation.

Effect of 2015 Say on Pay Vote

At the Company’s 2015 annual meeting, stockholders cast an advisory vote regarding the Company’s executive compensation. Ninety-two percent (92%) of the votes cast on the Say on Pay proposal were voted in favor of the Company’s executive compensation program. Given this significant level of support from the Company’s stockholders, the Committee and the Board believe that the Company is taking a measured, informed and responsible approach to executive compensation which incorporates all of the Company’s objectives and policies set forth above, including, but not limited to, a pay-for-performance culture that retains executives who perform strongly. For 2015, and as set forth below, the Board and the Committee considered this substantial affirmation as one of many factors in crafting its compensation program.

EXECUTIVE COMPENSATION

Executive Compensation Components

For the fiscal year ended December 31, 2015, the principal components of compensation for our NEOs included: (i) base salary; and incentive compensation in the form of (ii) cash and/or stock bonuses and (iii) equity awards.

For the NEOs, the Committee has discretion with respect to the size, types, amounts, and principal components of compensation, and, in the case of cash and/or stock bonuses and equity awards, whether to make any available. For incentive compensation, the Committee establishes pre-determined percentage weights for each component of the annual bonus, and pre-determined percentage weights for equity awards. The following section summarizes the role of each compensation component and how decisions are made for the NEOs.

2015 Base Compensation

Taking into account (i) management’s assessment that the base compensation paid to our named executives in 2015 was generally consistent with the 2014 peer group; (ii) management’s recommendation; and (iii) the Committee’s discussions with Aon Hewitt, the Committee decided to increase the base compensation levels of the Company’s executive officers by 3%, except for James Morgan, whose compensation was below the peer group data (regressed based on revenue). As a result he received a 6% increase. Therefore, the annualized base compensation for Mr. Kesavan was increased to $840,861; Mr. Wasson’s to $619,466; Mr. Morgan’s to $500,011; and Ms. Glover’s to $373,298. Such increases were effective as of March 7, 2015. The CEO established the 2015 base compensation of $378,997 for Sergio Ostria, who was subsequently appointed as an Executive Officer on September 18, 2015.

2016 Base Compensation

Taking into account (i) management’s assessment that the base compensation paid to our named executives for 2016 is generally consistent with the 2015 Peer Group; (ii) management’s recommendation; and (iii) the Committee’s discussions with Aon Hewitt, the Committee decided to increase the base compensation levels of the Company’s executive officers by 3%, except for Ellen Glover, who received a 5% increase due to the improvement in performance of the federal business. Therefore, the base compensation for Mr. Kesavan was increased to $866,091; Mr. Wasson’s to $638,061; Mr. Morgan’s to $515,029; Ms. Glover’s to $390,374; and Mr. Ostria to $390,374. Such increases were effective as of March 5, 2016.

Annual Incentive Compensation

Both our cash bonuses and equity awards are made pursuant to our 2010 Incentive Plan. The 2010 Incentive Plan is designed to: (i) optimize the profitability and growth of the Company through incentives consistent with the Company’s goals; (ii) link and align the personal interests of participants with an incentive for excellence in individual performance; and (iii) promote teamwork.

Tax Implications. Section 162(m) of the Code generally disallows a tax deduction to publicly held companies for compensation in excess of $1 million in any taxable year paid to each of the CEO and the three (3) next most highly compensated executive officers, other than the CFO. The 2010 Incentive Plan provides for ongoing compliance with Section 162(m) of the Code. Awards relating to targeted cash bonus opportunities (including equity awards that may be made in lieu of such cash bonuses) payable under the Annual Incentive Program pursuant to the 2010 Incentive Plan are intended to comply with Section 162(m) of the Code.

Annual Incentive Program for 2015. The Committee requested that management, in conjunction with Semler Brossy, review the Company’s Annual Incentive Program for the NEOs against the peer companies, with the goal of developing a new framework for determining the annual bonuses. After reviewing peer companies’ practices, the Committee decided to set a threshold, target and maximum goal for each of the 2015 performance goals. The threshold ranges from 80% to 90% of the goal. The maximum ranges from 110% to 120% of the goal. The payouts for achieving at the various performance levels are:

●	Threshold	50%
●	Target	100%
●	Maximum	175%

Performance between threshold and maximum will be determined by straight line interpolation between the targeted amounts. Performance below any threshold results in no bonus amount for that performance goal.

Each executive who receives an award under the Annual Incentive Program for 2015 will receive an award of which 80% is in the form of a “performance-based” bonus opportunity tied to financial/strategic goals and 20% of which is in the form of a “discretionary” bonus opportunity based on specific business challenges facing the executive during each fiscal year. The discretionary bonus will be contingent on achievement of non-financial goals identified for each executive, but will not be contingent on the achievement of, or failure to achieve, any of the financial goals established for such executive with respect to the performance-based bonus discussed above. The Committee set each of the goals for the executives at levels that it believes are attainable, but which still require consistent performance at a high level by each executive.

Based on the same factors used to determine base compensation, the Committee concluded that target cash incentive awards as a percentage of base compensation would be as follows: Mr. Kesavan, 100%; Mr. Wasson, 80%; Mr. Morgan, 70%; Ms. Glover, 50%; and Mr. Ostria 50%. Target cash incentive awards as a percentage of base compensation remained the same as the prior year.

EXECUTIVE COMPENSATION

The performance factors to be taken into account in defining each NEO’s eligibility for an incentive award remained largely consistent with 2014, with adjustments made to the contract backlog items to more accurately reflect the Company’s current balance between U.S. federal and commercial contracts.

The underlying financial goals that make up these performance factors are meant to be motivational to our NEOs. For this reason, the target financial goals and the actual results used for calculating incentive awards may differ from our publicly disclosed financial results. The 2015 performance goals for the NEOs are shown in the table below.

		2015
Performance Factors(1)	Minimum Threshold	Target	Maximum	Actual
Gross Revenue(2)	1,093.5	1,215	1,336.5	1,132.2
Adjusted EPS	2.08	2.45	2.82	2.10
Total Govt Contract Backlog	1,220.4	1,525.5	1,830.6	1,535.4

________

(1)	The performance factors for Ms. Glover and Mr. Ostria included operating group goals that are not publicly reported at that level.
(2)	All numbers except EPS are in $ millions and rounded up.

For Messrs. Kesavan, Wasson and Morgan, the performance-based bonus was based on the Performance Factors above, weighted as shown here:

●	Gross revenue	35%,
●	Adjusted earnings per share	35% and
●	Total government contract backlog	10%.

Their discretionary bonus (20%) was based on:

●	Progress against rebalancing the Company’s book of business toward commercial and international activity, and improved profitability of the international business;
●	The successful integration of Olson and specifically with the Company’s Commercial Interactive Division;
●	The successful development of talent for leadership succession; and
●	Progress against the goal to integrate ICF’s financial systems.

The performance goals for Ms. Glover’s performance-based bonus were based on the following factors, weighted as shown:

●	Company gross revenue	15%,
●	Adjusted earnings per share	25%,
●	Group gross revenue	15%,
●	Group operating margin	15%, and
●	Group government contract backlog	10%.

Ms. Glover’s discretionary bonus (20%) was based on:

●	Increasing the group’s market share in key civilian agencies;
●	Successful development of talent for leadership succession; and
●	Growing the group’s public sector digital and cyber businesses.

The performance goals for Mr. Ostria’s performance-based bonus were based on the following factors, weighted as shown:

●	Company gross revenue	15%,
●	Adjusted earnings per share	25%,
●	Group gross revenue	15%,
●	Group operating margin	15%, and
●	Group government contract backlog	10%.

Since Mr. Ostria was appointed an Executive Officer in September 2015, his discretionary bonus (20%) was based on the following factors:

●	Contributions to the Company’s strategic goals;
●	Collaboration; and
●	People development.

EXECUTIVE COMPENSATION

In early 2016, the Committee reviewed the Company’s performance against the 2015 performance factors in the context of both the Company’s core operations and overall performance. The Company achieved above threshold results for all performance factors. Thus, the Company’s aggregate performance was in the range of “on-plan” performance as defined by the 2015 Annual Incentive Program. Through formulaic calculation of actual results in combination with the weighting of each performance factor, the bonus earned for the performance-based portion was 52% for all NEOs (instead of the targeted 80%), except Ellen Glover whose performance-based portion was 57% due to the performance of the federal business in her group.

With respect to individual NEOs, the Committee’s determinations also took into account each person’s contributions toward the discretionary bonus factors. Upon the recommendation of management, the Committee decided that the range of payouts for the NEOs’ discretionary portion of compensation would be allocated at 60% of target (20%), equivalent to a payout of 12%.

Taking into account the total targeted cash incentive compensation for 2015 for the NEOs, the Committee elected to fund each executive’s 2015 cash incentive at an aggregated 64% of the bonus target for Messrs. Kesavan, Wasson, Morgan and Ostria, and 69% for Ms. Glover. This funding level equated to a bonus of $538,151 for Mr. Kesavan, $315,459 for Mr. Wasson, $222,794 for Mr. Morgan, $128,189 for Ms. Glover, and $120,814 for Mr. Ostria. In 2015, the Company elected to fund the Annual Incentive Program with a mixture of cash and equity in the form of RSUs to enable reward of achievement in areas of the business that performed well against their objectives and more broadly to encourage retention and reinforce long-term results. Mr. Kesavan’s bonus was paid out 100% in RSUs, Messrs. Wasson, Morgan and Ostria as well as Ms. Glover received 50% cash and 50% equity in the form of RSUs.

Annual Incentive Program for 2016. Based on the same factors used to determine base compensation, the Committee concluded that target cash incentive awards as a percentage of base compensation would remain the same as the prior year as follows: Mr. Kesavan, 100%; Mr. Wasson, 80%; Mr. Morgan, 70%; Ms. Glover 50%; and Mr. Ostria 50%.

Each executive who receives an award under the Annual Incentive Program for 2016 will receive an award of which 80% is in the form of a “performance-based” bonus opportunity tied to financial and strategic goals and 20% of which is in the form of a discretionary bonus opportunity based on specific business challenges facing the executives during each fiscal year. The discretionary bonus will be contingent on achievement of non-financial goals identified for each executive, but will not be contingent on the achievement of, or failure to achieve, any of the financial goals identified for such executive with respect to the performance-based bonus discussed above. The Committee sets each of the goals for the executives at levels that it believes are attainable, but still require consistent performance at a high level by each executive.

The performance and discretionary factors to be taken into account in defining each NEO’s eligibility for an incentive award remained the same for all NEOs.

Equity Awards. Apart from utilizing equity grants to pay all or a portion of the 2015 Annual Incentive Program awards referred to above, the equity component of the Company’s compensation program is designed to:

●	enhance the link between the creation of stockholder value and long-term executive incentive compensation;
●	encourage participants to focus on long-term Company performance;
●	provide an opportunity for increased equity ownership by executives;
●	provide a retention tool for key talent; and
●	maintain competitive levels of total compensation.

In determining awards to the NEOs, the Committee considers current value and projected share usage. Equity awards vary among participants based on their positions within the Company, their individual contributions, and the value they have added to the organization.

EXECUTIVE COMPENSATION

Historically the annual equity grants to the NEOs consisted of grants of stock options and RSUs. In 2015, the Company replaced stock options grants with the Performance Program. In both 2015 and 2016, the NEOs’ annual equity award was divided evenly between RSUs and PSAs. PSAs under the Performance Program are tied to the Company’s compounded annual growth rate in adjusted earnings per share (“EPS”) and the Company’s cumulative total shareholder return relative to its compensation peer group (“rTSR”).

The number of shares that the participant ultimately will receive in connection with a PSA is based on the Company’s performance during two (2) periods. The initial performance period (the “Initial Performance Period”) is two (2) years, from the beginning of year one (1) to the end of the year two (2), and at the end of such period the Award will be calculated based on adjusted EPS. There will be no payout if adjusted EPS does not meet or exceed threshold performance.

Performance Level vs. Adjusted EPS Goal	% of Payout
Maximum	150%
Target	100%
Threshold	50%
<Threshold	0%

The secondary performance period (the “Secondary Performance Period”) is three (3) years, from the beginning of year one (1) to the end of year three (3), with the PSA further calculated and paid out at the end of such period based on rTSR multiplied by the adjusted EPS payout calculation.

rTSR Performance Level vs. Compensation Peer Group	Modifier of Adjusted EPS Result
Maximum	125%
Target	100%
Threshold	75%

The PSA shares are eligible to vest only following the expiration of the Secondary Performance Period. Actual shares vested will be based on the actual financial measures achieved within a threshold (37.5%) and maximum (187.5%). Performance between threshold and maximum will be determined by straight line interpolation between the targeted amounts.

The number of RSUs and PSAs awarded to an individual participant is determined by:

1.	Determining the target dollar value for the annual equity grant for each NEO considering peer group data for relevant roles as well as the individual NEO’s performance and scope of responsibilities.

2.	Dividing the target dollar value of the annual equity grant by two (2) to determine the amount to be granted as RSUs, with the other half to be delivered as PSAs.

3.

Dividing the resulting RSU and PSA grant target values by the average share price of ICF stock over the twenty (20) day period preceding the grant date to arrive at the number of RSUs and PSAs to be granted.

The Committee approves annual awards at a pre-determined quarterly meeting of the Committee, and such awards are effective at a pre-determined date. In most cases, newly hired named executives whose compensation offer included an equity award are granted such awards during the first open trading window following their hire date.

EXECUTIVE COMPENSATION

2015 Annual Equity Awards. Beginning in 2015, we implemented the Performance Program, as described above. PSAs awarded in 2015 tie to the Company’s adjusted EPS and the Company’s rTSR as explained above. The Initial Performance Period began on January 1, 2015 and will end on December 31, 2016 (two (2) years), and at the end of such period the PSA will be calculated based on adjusted EPS. The Secondary Performance Period began on January 1, 2015 and will end on December 31, 2017 (three (3) years), with the PSA further modified and paid out at the end of such period based on rTSR. The performance shares will be eligible to vest only following the expiration of the Secondary Performance Period.

During 2015, Mr. Kesavan’s target equity grant was 175% of his 2015 base compensation; Mr. Wasson’s was 125% of his 2015 base compensation; and Ms. Glover’s was 60% of her 2015 base compensation. In 2015, Mr. Morgan’s target equity grant was 100% of his 2015 base compensation, which increased from 80% in order to bring Mr. Morgan in line with other CFOs in the 2015 Peer Group. The target equity grant for Mr. Ostria, the newly elected NEO, was 40% of his 2015 base compensation.

Because Mr. Ostria was not an Executive Officer until September 2015, the CEO approved his 2015 equity grant as shown in the table below. The Committee approved the following equity awards for the other four (4) 2015 NEOs, such grants taking the form of 50% RSUs vesting over a period of four (4) years, and 50% PSAs under the Performance Program:

	Equity Incentive Awards -- 2015
	RSUs(1)				Target PSAs
Name	Grant Date Fair Value ($) (2)		Underlying Shares (#)		Grant Date Fair Value ($) (2)	Underlying Shares (#)
Sudhakar Kesavan, Chairman and CEO	$1,291,274		34,133		$795,663	17,997
John Wasson, President and COO	550,665		14,199		418,677	9,470
James C. Morgan, Executive Vice President and CFO	867,424	(3)	21,685	(3)	270,349	6,115
Ellen Glover, Executive Vice President	178,211		4,660		121,094	2,739
Sergio Ostria, Executive Vice President(4)	138,116		3,665		81,967	1,854

(1)

Includes the 2015 Annual Equity Award and the portion of the NEOs’ 2015 bonus under the Annual Incentive Program that was paid in the form of RSUs as follows:  Mr. Kesavan $552,497 or 16,136 shares, as he received all of his 2015 Annual Incentive Award in RSUs; Mr. Wasson $161,921 or 4,729 shares; Mr. Morgan $114,362 or 3,340 shares; Ms. Glover $65,775 or 1,921 shares; and Mr. Ostria $62,009 or 1,811 shares.

(2)	Represents the grant date fair value computed in accordance with FASB ASC Topic 718.

(3)	Includes 12,230 RSUs, vesting over a period of four (4) years, equal to the amount of $500,000 granted as a special retention award.

(4)	Sergio Ostria was appointed as an Executive Officer on September 18, 2015 and therefore this information is being disclosed for the first time.

2016 Equity Awards. In 2016, we continued the use of RSUs and PSAs. PSAs will continue to be tied to the Company’s adjusted EPS and the Company’s rTSR. The Initial Performance Period began on January 1, 2016 and will end on December 31, 2017 (two (2) years), and at the end of such period the PSA will be calculated based on adjusted EPS. The Secondary Performance Period began on January 1, 2016 and will end on December 31, 2018 (three (3) years), with the PSA further modified and paid out at the end of such period based on rTSR. The performance shares will be eligible to vest only following the expiration of the Secondary Performance Period.

The equity awards for 2016 remained generally similar to 2015. The target long-term incentive percentages remained the same for our NEOs from 2015 to 2016 other than for Messrs. Morgan and Ostria.    Mr. Morgan's target was increased from 100% to 120% of his 2016 base compensation in order to bring him in line with other CFOs in the peer group. Mr. Ostria's target equity grant increased from 40% to 50% of his 2016 base compensation to be aligned with his new NEO status.

As a result, the Committee approved the following equity awards for our 2016 NEOs, such grants taking the form of 50% RSUs vesting over a period of four (4) years, and 50% PSAs under the Performance Program.

	Equity Incentive Awards -- 2016
	RSUs		Target PSAs
Name	Grant Date Fair Value ($)(1)	Underlying Shares (#)	Grant Date Fair Value ($)(1)	Underlying Shares (#)
Sudhakar Kesavan, Chairman and CEO	$778,036	22,723	$845,523	22,723
John Wasson, President and COO	409,408	11,957	444,920	11,957
James C. Morgan, Executive Vice President and CFO	317,234	9,265	344,751	9,265
Ellen Glover, Executive Vice President	120,217	3,511	130,644	3,511
Sergio Ostria, Executive Vice President	100,186	2,926	108,876	2,926

____________________

(1)	Represents the grant date fair value computed in accordance with FASB ASC Topic 718.

EXECUTIVE COMPENSATION

Retirement and Other Benefits

Savings Plan. Our NEOs are eligible to participate in our tax-qualified defined contribution profit-sharing plan, which has a Section 401(k) feature. Under the terms of this plan:

●	Eligible employees may elect to contribute up to 70% of their eligible compensation as salary deferral contributions to the plan, subject to statutory limits.

●	We make matching contributions each pay period equal to 100% of an employee’s 401(k) contributions up to the first 3% of the employee’s compensation.

●	We also make matching contributions equal to 50% of the employee’s 401(k) contributions up to the next 2% of the employee’s compensation.

●	We do not make matching contributions for employee 401(k) contributions in excess of 5% of the employee’s compensation.

Our contributions to this plan for our named executives are included under the “All Other Compensation” column of the Summary Compensation Table below.

Perquisites. The Company does not provide any material perquisites or personal benefits to its named executives.

Severance Benefits. As of December 31, 2015, we were a party to severance protection agreements with Messrs. Kesavan and Wasson. We also have an employment agreement with Mr. Kesavan and severance letter agreements with each of Mr. Wasson, Mr. Morgan, Ms. Glover and Mr. Ostria that provide severance benefits both in the event of a termination in conjunction with a change of control and in certain other situations. We believe these agreements, which provide severance in certain situations, serve to promote stability and continuity among our NEOs. The terms of these agreements and information regarding applicable payments under such agreements are provided under “Payments Pursuant to Employment Agreement,” “Payments Pursuant to Severance Letter Agreements,” and “Payments in the Event of a Change of Control” below.

Compensation Practices and Risk

We do not believe the Company’s compensation policies and practices for its employees are reasonably likely to have a material adverse effect on the Company in connection with risk management practices and risk-taking incentives. The Company has a diverse revenue base that is continuing to expand. The Company’s government services revenues are derived from a variety of contract types, under which revenue is determined on a “time-and-materials,” “cost-based” or “fixed-price” basis. Further, the Company has increased its commercial and non-U.S. government revenue as a percent of total revenue, primarily attributable to its acquisition activity over the last few years. Although 48% of our revenue is still derived from the U.S. federal government, our revenue base continues to diversify. Our operations are also subject to both routine and non-routine federal and state government audits and reviews. These audits and reviews lessen the likelihood of risk-taking behavior by our employees. The performance factors that serve as the basis for the incentive compensation of the Company’s NEOs, described above, may be adjusted each year to account for changes in our business and related risks. Those performance factors have a healthy diversity in the context of risk management. We believe that our emphasis on continuing to have a significant component of compensation in the form of equity aligns management with the interests of stockholders in terms of risk management.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the actual compensation earned by persons who were our named executives during 2015.

Name and principal position (a)	Year (b)	Salary ($)(1) (c)	Stock Awards ($)(2) (e)	Option Awards ($)(3) (f)	Non-Equity Incentive Compensation(4) (g)	All Other Compensation ($)(5) (i)	Total ($) (j)
Sudhakar Kesavan	2015	$867,739	$2,086,937	$—	$—	$17,494	$2,972,170
Chairman and CEO	2014	810,867	714,300	714,445	656,184	19,783	2,915,579
	2013	782,877	693,482	693,492	634,264	19,173	2,823,288

John Wasson	2015	$639,173	$969,342	$—	$157,730	$10,799	$1,777,044
President and COO	2014	597,365	375,843	375,951	382,639	10,828	1,742,626
	2013	576,741	364,905	364,924	371,822	10,828	1,689,220

James C. Morgan	2015	$513,064	$1,137,773	$—	$111,397	$10,799	$1,773,033
Executive Vice President	2014	469,622	189,121	189,158	263,213	10,540	1,121,654
and CFO	2013	453,406	137,691	137,702	219,231	10,540	958,570

Ellen Glover	2015	$385,259	$299,305	$—	$64,095	$12,291	$760,950
Executive Vice President	2014	359,981	108,697	108,734	144,739	11,548	733,699
	2013	347,553	105,552	105,553	123,484	11,548	693,690

Sergio Ostria	2015	$391,083	$220,083	$—	$60,407	$10,799	$682,372
Executive Vice President

_____________

(1)	The annual base compensation adjustments for our NEOs are made in March of each evaluation year and are effective immediately.

(2)

The amounts reported in the “Stock Awards” column (e) of the table above reflect the aggregate grant date fair value of RSU awards and PSAs. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. For a discussion of the methodologies used to value the awards reported in the “Stock Awards” column (e), please see the discussion of stock awards contained in Note K to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Additionally, the 2015 closing per share prices used to calculate the grant date fair value of RSUs and PSAs, as well as the grant date fair value amounts of each individual 2015 stock award, are found below in the table “Grants of Plan-Based Awards in 2015.”

The grant date fair value amounts for RSUs includes awards granted under the 2015 annual equity award program and RSUs granted for 2015 bonuses under the Annual Incentive Program. See further detail found in the table "Equity Incentive Awards – 2015" above. The grant date fair value of PSAs is calculated based upon the probable performance under the awards' goal, which was target performance achievement. Assuming the maximum payout of the PSAs is achieved, the value of each NEO's award as of the grant date is as follows:

Name	2015 Grant Date Fair Value PSAs at Target Payout ($) (reflected in table)	2015 Grant Date Fair Value PSAs at Maximum Payout ($)
Sudhakar Kesavan, Chairman and CEO	$795,663	$1,491,868
John Wasson, President and COO	418,677	785,019
James C. Morgan, Executive Vice President and CFO	270,349	506,904
Ellen Glover, Executive Vice President	121,094	227,051
Sergio Ostria, Executive Vice President	81,967	153,688

(3)

The amounts reported in the “Option Awards” column (f) of the table above reflect the aggregate grant date fair value of option awards. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in the “Option Awards” column (f), please see the discussion of stock option awards contained in Note K to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(4)

Amounts shown consist of payouts for the cash portion of bonuses in 2015 under the Annual Incentive Program. Mr. Kesavan’s 2015 bonus under the Annual Incentive Program was paid exclusively in the form of RSUs, and is included in the Stock Awards column. For additional information on these payouts, see “Executive Compensation — Annual Incentive Compensation— Annual Incentive Program for 2015” above.

EXECUTIVE COMPENSATION

(5)	Details of the amounts reported in the “All Other Compensation” column for 2015 are provided in the table below.

	Sudhakar Kesavan	John Wasson	James C. Morgan	Ellen Glover	Sergio Ostria
Imputed Income	$2,291	$799	$799	$2,291	$799
Employer Contributions to 401(k) Plan	9,133	10,000	10,000	10,000	10,000
Life Insurance Premiums	6,070	—	—	—	—
Total	$17,494	$10,799	$10,799	$12,291	$10,799

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards in 2015

The following table provides information concerning all award grants made to the NEOs during 2015.

			Estimated Possible	Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other
Name	Grant Date	Award Type	Payouts Under Non- Equity Incentive Plan Awards(1)	Threshold (#)	Target (#)	Maximum (#)	Stock Awards; Number of Shares of Stock or Units (#)(3)		Grant Date Fair Value of Stock Awards ($)(4)
Sudhakar Kesavan,	1/1/2015	AIP Bonus	$840,861	—	—	—	—		—
Chairman and CEO	3/16/2015	PSA	—	6,749	17,997	33,744	—		$795,663
	3/16/2015	RSU	—				17,997		$738,777

John Wasson,	1/1/2015	AIP Bonus	$495,573	—	—	—	—		—
President and COO	3/16/2015	PSA	—	3,551	9,470	17,756	—		$418,677
	3/16/2015	RSU	—				9,470		$388,744

James C. Morgan,	1/1/2015	AIP Bonus	$350,000	—	—	—	—		—
Executive Vice President and	3/16/2015	PSA	—	2,293	6,115	11,466	—		$270,349
CFO	3/16/2015	RSU	—				18,345	(5)	$753,062

Ellen Glover,	1/1/2015	AIP Bonus	$186,649	—	—	—	—		—
Executive Vice President	3/16/2015	PSA	—	1,027	2,739	5,136	—		$121,094
	3/16/2015	RSU	—				2,739		$112,436

Sergio Ostria,	1/1/2015	AIP Bonus	$189,499	—	—	—	—		—
Executive Vice President	3/16/2015	PSA	—	695	1,854	3,476	—		$81,967
	3/16/2015	RSU	—				1,854		$76,107

___________________

(1)

Amounts represent the target cash bonus payouts for fiscal 2015 awards under the Annual Incentive Program. The actual payout amounts under the Annual Incentive Program for 2015 are reported in the Non-Equity Incentive Compensation column of the Summary Compensation Table above. The performance-based bonus is worth 80% of the overall payout, calculated on achievement of threshold targets and interpolation between minimum and maximum targets for each performance factor. The discretionary-based bonus is worth 20% of the payout, determined upon achievement of non-financial goals set by the Committee. The actual payouts under the Annual Incentive Program for 2015 were: $538,151 for Mr. Kesavan; $315,459 for Mr. Wasson; $222,794 for Mr. Morgan; $128,189 for Ms. Glover; and $120,814 for Mr. Ostria. Mr. Kesavan’s bonus was paid out 100% in RSUs, which are included in the Stock Awards column of the Summary Compensation Table. Messrs. Wasson, Morgan and Ostria as well as Ms. Glover received 50% cash and 50% equity in the form of RSUs. The actual cash payout amounts are reported in the Non-Equity Incentive Compensation column of the Summary Compensation Table above, and the amount awarded in the form of RSUs is included in the Stock Awards column of the Summary Compensation Table.

(2)

The PSAs in these columns represent the threshold, target and maximum number of shares issuable under the 2015 Performance Program. The final payout is subject to the achievement of the performance goals.

(3)

These RSU awards, granted pursuant to the annual equity grant, vest in four (4) equal installments on each March 16, beginning March 16, 2016. The closing price of the Company’s common stock on the date of grant was $41.05.

(4)

The grant date fair value for the PSAs, which are subject to performance conditions, is based on the probable outcome of the performance conditions, which was achievement of target. The grant date fair value of $44.21 was determined by using the Monte Carlo simulation model, and is based on the closing price of our common stock of $41.05 on the date of grant.

(5)	Includes 12,230 RSUs, vesting over a period of four (4) years, equal to the amount of $500,000 granted as a special retention award.

EXECUTIVE COMPENSATION

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table provides information concerning unexercised options and stock awards that have not vested for each NEO outstanding as of December 31, 2015.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options —Exercisable (#)	Number of Securities Underlying Unexercised Options — Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units or Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Sudhakar Kesavan Chairman and CEO	46,339 61,002 68,744 49,342 18,330	— — — 24,670 36,659	$24.84 21.77 25.66 27.03 40.68	3/31/2020 4/1/2021 3/19/2022 3/18/2023 3/17/2024	6,623(3) 12,828(4) 13,169(5) 17,997(6) —	235,514 456,164 468,290 639,973 —	17,997 — — — —	639,973 — — — —

John Wasson President and COO	22,011 9,412 36,173 25,964 9,646	— — — 12,982 19,290	24.84 21.77 25.66 27.03 40.68	3/31/2020 4/1/2021 3/19/2022 3/18/2023 3/17/2024	3,485(3) 6,750(4) 6,929(5) 9,470(6) —	123,927 240,030 246,395 336,753 —	9,470 — — — —	336,753 — — — —

James C. Morgan Executive Vice President and CFO	15,104 9,798 4,853 —	— 4,898 9,706 —	21.98 27.03 40.68 —	8/7/2022 3/18/2023 3/17/2024 —	1,421(7) 2,546(4) 3,486(5) 18,345(6)	50,531 90,536 123,962 652,348	6,115 — — —	217,449 — — —

Ellen Glover Executive Vice President	20,000 8,952 10,839 10,463 7,510 2,790	— — — — 3,755 5,579	18.31 24.84 21.77 25.66 27.03 40.68	3/23/2017 3/31/2020 4/1/2021 3/19/2022 3/18/2023 3/17/2024	1,008(3) 1,952(4) 2,004(5) 2,739(6) — —	35,844 69,413 71,262 97,399 — —	2,739 — — — — —	97,399 — — — — —

Sergio Ostria Executive Vice President	2,817 3,397 1,889 — — —	— 3,397 3,776 — — —	25.66 27.03 40.68 — — —	3/19/2022 3/18/2023 3/17/2024 — — —	814(3) 942(4) 678(5) 1,854(6) 942(8) 678(9)	28,946 33,498 24,110 65,928 33,498 24,110	1,854 — — — — —	65,928 — — — — —

(1)	Based upon the closing market price of our common stock on the Nasdaq on December 31, 2015, which was $35.56.

(2)

Represents PSAs granted on March 16, 2015 for the 2015-2017 performance period. The PSAs are earned and paid out in shares of ICF International stock at the end of the three-year performance period based upon the performance on two metrics (adjusted EPS and relative TSR), subject to the Compensation Committee's approval. The number of shares of stock shown in this column is based on the target level of performance.

(3)	These unvested shares are time-based RSUs that vest in four (4) equal installments on each March 19, beginning March 19, 2013.

(4)	These unvested shares are time-based RSUs that vest in four (4) equal installments on each March 18, beginning March 18, 2014.

(5)	These unvested shares are time-based RSUs that vest in four (4) equal installments on each March 17, beginning March 17, 2015.

(6)	These unvested shares are time-based RSUs that vest in four (4) equal installments on each March 16, beginning March 16, 2016.

EXECUTIVE COMPENSATION

(7)	These unvested shares are time-based RSUs that vest in four (4) equal installments on each August 7, beginning August 7, 2013.

(8)

These unvested shares are time-based cash-settled RSUs (“CSRSUs”) that vest in four (4) equal installments on each March 18, beginning March 18, 2014. CSRSU payment is based on the stock price on the vesting date, subject to a 75% floor and a 135% maximum payout.

(9)

These unvested shares are time-based CSRSUs that vest in four (4) equal installments on each March 17, beginning March 17, 2015. CSRSU payment is based on the stock price on the vesting date, subject to a 75% floor and a 135% maximum payout.

Option Exercises and Stock Vested During 2015

The following table provides information concerning the vesting of stock awards and exercise of options for each NEO, on an aggregate basis, during 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercising (#)	Value Realized on Exercising ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Sudhakar Kesavan, Chairman and CEO	—	—	23,858	$988,869
John Wasson, President and COO	10,000	$176,900	12,270	508,414
James C. Morgan, Executive Vice President and CFO	—	—	3,858	151,403
Ellen Glover, Executive Vice President	10,000	212,300	3,794	157,343
Sergio Ostria, Executive Vice President	—	—	2,441	101,520	(3)

_____________

(1)	The value of options realized on exercising shown equals the value of the shares on the date of exercise minus the option exercise price.

(2)	The value of RSUs and CSRSUs realized on vesting shown equals the value of the shares underlying the RSUs or CSRSUs on the date of vesting. CSRSU payout is subject to a 75% floor and a 135% maximum.

(3)	In 2015, Mr. Ostria had 697 CSRSUs vested, resulting in a payment of $26,406 in cash upon vesting.

Deferred Compensation Plan

We maintain a non-qualified deferred compensation plan (the “Deferred Compensation Plan”) for a select group of key management and highly compensated employees who have been designated to be eligible to participate in the Deferred Compensation Plan by the Board or the Committee.

The Deferred Compensation Plan allows participants to defer up to 80% of base salary and/or up to 100% of bonus and commissions. All amounts deferred are 100% vested. In addition, the Company may credit a participant’s Deferred Compensation Plan account with Company contributions required under an employment agreement or any other agreement and/or with discretionary Company contributions. Company contributions are vested pursuant to the terms of any relevant agreement or, if none, on the anniversary of the date on which such Company contribution was credited to the participant’s account balance, in accordance with the following schedule; provided, however, that the participant must be in the service of the Company as an employee on such anniversary to receive vesting credit:

Less than 1 year—0%
1 year but less than 2 years—33%
2 years but less than 3 years—67%
3 or more years—100%

Only two (2) of the NEOs permitted to participate in the Deferred Compensation Plan elected to do so in 2015. No Company contributions were credited under the Deferred Compensation Plan for 2015. Deferred Compensation Plan accounts are deemed to be invested in one (1) or more investment options selected by each participant from investment options offered under the Deferred Compensation Plan.

Deferred Compensation Plan participants are entitled to receive distributions from their Deferred Compensation Plan accounts upon separation from service, death, disability, and/or upon a specified date. Subject to the provisions of Section 409A of the Code, Deferred Compensation Plan participants may elect to receive distributions from the Deferred Compensation Plan in single lump-sum payments or installment payments over a period of two (2) to five (5) years for deferrals to specified dates or two (2) to fifteen (15) years for deferrals until after death, disability or other separation from service. If no such election is made, a participant shall be deemed to have elected a lump-sum form of payment.

EXECUTIVE COMPENSATION

The following table sets forth information as of December 31, 2015, regarding contributions and balances of NEOs under the Deferred Compensation Plan:

	Executive Contributions in 2015 FY(1)	Company Contributions for 2015 FY	Aggregate Earnings in 2015 FY	Aggregate Distributions in 2015 FY	Aggregate Balance at 12/31/15(2)
Sudhakar Kesavan	$173,509	—	$(5,823)	—	$534,881
John Wasson	191,529	—	(66,257)	—	1,315,084
James C. Morgan	—	—	—	—	—
Ellen Glover	—	—	—	—	—
Sergio Ostria	—	—	—	—	—

_____________

(1)	The full amount of executive contributions is included in the Salary and Non-Equity Incentive Compensation columns of the Summary Compensation Table.

(2)

The aggregate balance for Mr. Kesavan and Mr. Wasson includes $318,749 and $796,365, respectively, that was reported as compensation in the Salary and Non-Equity Incentive Compensation columns of the Summary Compensation Table in previous years.

Employment Agreement

We entered into an amended and restated employment agreement with Sudhakar Kesavan as of the effective date of our initial public offering on September 27, 2006, which we later amended and restated on December 29, 2008, for the purpose of bringing it into compliance with Section 409A of the Code. The agreement provides that Mr. Kesavan will serve as our CEO and Chairman and that he will receive annual increases to his base salary at least equal to the increase in the consumer price index. The Committee may further increase Mr. Kesavan’s base salary under that agreement based on the performance of the Company and other factors deemed relevant by the Committee. Mr. Kesavan will also be eligible to receive annual incentive bonuses equal to up to 100% of his base salary in the discretion of the Committee. In addition, we are also required to maintain a life insurance policy in an amount of at least $1 million, payable to Mr. Kesavan’s immediate family. Mr. Kesavan may terminate this agreement by giving 45 days’ notice to the Company, and the Company may terminate this agreement either without cause or for cause upon written notice. The benefits that Mr. Kesavan will receive upon termination of his employment or change of control are described under “Potential Payments upon Termination or Change of Control.”

Potential Payments upon Termination or Change of Control

We maintain employment, severance, and change of control agreements with certain of our NEOs. The following summaries describe and quantify the payments that each NEO would receive if his or her employment with us were terminated or if we had a change of control and the NEO’s employment were terminated following the change of control. The summaries assume that the termination and/or change of control occurred on December 31, 2015, and that the relevant stock price is the closing market price for our common stock on Nasdaq on December 31, 2015, which was $35.56 per share.

Payments Pursuant to Employment Agreement

We have entered into an amended and restated employment agreement with Mr. Kesavan, under which he serves as our CEO and Chairman. If we terminate Mr. Kesavan’s employment for cause, we will be obligated to him only for his base salary and bonus accrued but not yet paid as of the termination date, continuance of his healthcare coverage as required by law, vesting of outstanding options and other equity awards through the date of termination with payment in compliance with Section 409A, and reimbursement for any outstanding reasonable business expenses incurred in the performance of his duties. As defined in the employment agreement, “cause” means the following: (i) material violation of our written policies; (ii) willful conduct materially and demonstrably injurious to the Company; (iii) being charged with certain criminal conduct; or (iv) abuse of drugs or alcohol in the workplace.

If we terminate Mr. Kesavan’s employment without cause or Mr. Kesavan terminates his employment for “good reason,” Mr. Kesavan will receive the following: (i) the amounts he would have received if terminated for cause; (ii) two (2) times his annual base salary (which will be paid in two (2) tranches: (y) the first tranche will be paid monthly in approximately equal installments over the 24-month period following the termination date, with the aggregate amount not to exceed certain limitations set forth in Section 409A; and (z) the second tranche will be comprised of the difference of the total of two (2) times his annual base salary minus the aggregate amount paid in the first tranche, and will be paid in a single lump sum payment on the first business day after six (6) months from the termination date); (iii) accelerated vesting of all outstanding options and other equity awards; (iv) a pro rata share of his annual incentive compensation award for the fiscal year in which he was terminated payable in a lump sum on the later of the (a) date that is 90 days following the end of that fiscal year or (b) date that is six (6) months after the date of such termination; and (v) continuation, at the Company’s expense, of Mr. Kesavan’s family health and dental insurance policy in effect as of the date of termination for 24 months following termination (or, if the Company cannot continue coverage of such policy, the Company shall pay for equivalent coverage). Also, while not specifically stated in his employment agreement, Mr. Kesavan is entitled to outplacement services for a period of 12 months, or his first acceptance of an employment offer, if shorter. Termination by the Company without cause includes: (i) any reason other than cause (as defined in the employment agreement and summarized above); (ii) death of Mr. Kesavan; or (iii) in the Company’s sole discretion, if Mr. Kesavan becomes disabled (as defined in the employment agreement). Termination by Mr. Kesavan for good reason is any voluntary termination by Mr. Kesavan upon 45 days’ written notice to the Company.

EXECUTIVE COMPENSATION

All amounts and benefits under the employment agreement shall be paid in a manner or form that complies with Section 409A or an exception thereunder.

Mr. Kesavan’s employment agreement requires that he comply with certain covenants and requirements upon termination. Mr. Kesavan must maintain the confidentiality of all of our information and must not solicit present or prospective clients or employees for a period of two (2) years following termination.

Mr. Kesavan’s PSA agreement requires that, upon termination without cause or termination for good reason, the PSAs vest according to the actual EPS and rTSR during the performance period.

The payments that would have been made to Mr. Kesavan, pursuant to Mr. Kesavan’s employment agreement, if he had incurred a termination of his employment as of December 31, 2015, are as follows:

Name	Pro Rata Bonus Share	Severance	Welfare Benefits	Outplacement Services	Unvested and Accelerated Awards
S. Kesavan
With Cause	$—	$—	$—	$—	$2,490,356
Without Cause for any Reason	538,151	1,681,722	29,799	8,500	2,490,356
Death or Disability	538,151	1,681,722	29,799	8,500	2,490,356

Payments Pursuant to Severance Letter Agreements

We have entered into an amended severance letter agreement with Mr. Wasson. Mr. Wasson is entitled to certain payments in the event of termination of employment, prior to a change of control, by the Company other than for cause (as defined in the severance protection agreement discussed below) or a voluntary resignation after a material adverse change in job responsibilities, compensation, or work location. In the event of a termination of employment under such an agreement, Mr. Wasson is entitled to (i) continuation of his base salary for 12 months or, if greater, the period during which he is subject to non-compete obligations, and (ii) an amount equal to the average annual bonus paid to him over the three (3) years prior to his termination. The base salary severance benefits will be paid on the 26 biweekly pay dates following separation from service pursuant to the Company’s normal payroll practices or, if longer, on the biweekly pay dates during the time period the executive is subject to any non-competition restrictions with the Company. The bonus severance benefit will be paid within the 15-day period following the last payment of such biweekly base salary severance benefits. In addition, Mr. Wasson is entitled to accelerated vesting of all stock options, restricted stock, and other equity awards. Consistent with the terms of Mr. Wasson’s PSA agreement, upon his termination without cause or for good reason, the PSAs will vest according to the actual EPS and rTSR performance during the performance period. Further, the severance letter agreement provides that Mr. Wasson is entitled to continuation of health care coverage (including medical, hospitalization, dental and vision) for himself and his dependents on the same terms as in effect on his termination date for as long as salary continues to be paid under the agreement (and, thereafter, he and his dependents may elect group health plan continuation coverage under COBRA). Finally, while not specifically stated in his employment agreement, Mr. Wasson is entitled to outplacement services for a period of 12 months, or his first acceptance of an employment offer, if shorter. Payment of these severance benefits is subject to Mr. Wasson’s compliance with certain covenants and requirements upon termination.

We entered into a severance letter agreement with each of Mr. Ostria, Ms. Glover and Mr. Morgan. Subject to certain restrictions and terms, each severance letter agreement provides that, in the event of an involuntary termination of employment without cause (as defined in the 2010 Incentive Plan), then Ms. Glover and Messrs. Ostria and Morgan are each entitled to nine (9) months’ severance based on such executive’s: (i) then-current base salary; and (ii) the bonus payment in the prior 12-month period. Such severance will be paid in bi-weekly installments in accordance with the Company’s scheduled pay dates. Ms. Glover and Messrs. Ostria and Morgan are further entitled to continue their group health plan coverage under COBRA and, for the duration of the severance payments, the Company will pay a portion of their monthly COBRA premiums equal to the employer’s monthly portion of the group health plan premiums as an active employee of the Company. Each of them is also eligible for six (6) months of executive career transition assistance. Such agreements also contain change of control provisions as discussed below under “Payments in the Event of a Change of Control.”

In the event of termination without cause or termination for good reason, the PSA agreements for Mr. Morgan, Ms. Glover and Mr. Ostria require that PSAs vest according to the actual EPS and rTSR performance for the applicable performance period, as adjusted for the pro rata share of the performance period completed. In the event Mr. Morgan, Ms. Glover or Mr. Ostria terminates his or her employment other than for good reason, he or she shall forfeit all unvested PSAs.

All amounts and benefits under these agreements shall be paid in a manner and form that complies with Section 409A or an exception thereunder.

EXECUTIVE COMPENSATION

The payments that would have been made to such named executives if termination of employment without cause or, in the case of Mr. Wasson, a voluntary resignation after a material adverse change in job responsibilities, compensation or work location, had occurred as of December 31, 2015, and all severance letter agreements had been in effect on such date, are presented in the following table.

Name	Salary Continuation	Bonus Payment	Welfare Benefits	Outplacement Services	Unvested Awards
J. Wasson	$619,466	$297,280	$10,948	$8,500	$1,310,406
J. Morgan	375,008	197,410	11,168	4,600	54,362
E. Glover	279,974	108,554	7,571	4,600	24,350
S. Ostria	284,248	110,393	8,196	4,600	16,482

Payments in the Event of Death or Disability

If any NEO dies or becomes disabled while employed by us, any unvested options or RSUs held by that NEO will vest and become exercisable immediately. PSAs will vest according to the target EPS for the period and the actual performance of the rTSR, with the date of death or disability serving as the end of the performance period for such measurement.

Payments in the Event of Retirement

If Mr. Kesavan or Mr. Wasson retires while employed by us, the PSAs will vest upon the date of retirement and be paid out based on the actual performance of the rTSR at the end of the measurement period.

If Mr. Morgan, Ms. Glover or Mr. Ostria retires while employed by us, PSAs will vest according to the actual EPS and rTSR performance for the applicable performance period, as adjusted for the pro rata share of the performance period completed. The date of retirement shall serve as the end of the performance period for such measurement. All other equity awards will vest as if such NEO had voluntarily resigned.

Payments in the Event of a Change of Control

We have entered into amended severance protection agreements with Messrs. Kesavan and Wasson that provide for payments in the event of termination of employment resulting from a change of control. In the event payments are made pursuant to these agreements, those payments supersede any other agreement between us and the NEO.

Under the severance protection agreements, both Messrs. Kesavan and Wasson have a “double trigger” in that neither executive will receive certain payments and benefits in connection with a change of control unless they are terminated without cause or resign for good reason within twenty-four (24) months following such change of control. A change of control is defined as follows: (i) the acquisition by an individual, group, or entity of beneficial ownership of 35% or more of our outstanding voting shares, subject to certain exceptions; (ii) a change in our Board under certain circumstances such as an actual or threatened (x) election contest, (y) solicitation of proxies, or (z) tender offer; (iii) the consummation of a reorganization, merger or consolidation, or sale of all or substantially all of our assets, subject to certain limitations and conditions set forth in the agreement; and/or (iv) approval by our stockholders of a liquidation or dissolution of the Company.

Termination “without cause” means any termination other than one for: (i) material violation of our material written policies; (ii) willful conduct materially and demonstrably injurious to the Company; (iii) being charged with certain criminal conduct; and/or (iv) drug or alcohol abuse in the workplace. Termination for “good reason” includes: (i) material adverse change in the executive’s job duties or responsibilities, compensation, or location of employment; (ii) bankruptcy of the Company; (iii) material breach by the Company of the severance protection agreement; and/or (iv) failure to require any successor of the Company to assume the severance protection agreement.

In the event of a change of control and a termination of the employment of Messrs. Kesavan and Wasson without cause or their resignation for good reason within twenty-four (24) months of the change of control, they will be entitled to the following payments:

●	base salary earned through date of termination and pro rata bonus for the year of termination;
●	lump-sum payment equal to three (3) times the named executive’s average annual taxable W-2 compensation during the three (3) years prior to the calendar year in which the termination occurs;
●

continued coverage for thirty-six (36) months after termination for them and their dependents and beneficiaries under the same or equivalent life insurance, medical, dental, hospitalization, financial counseling and tax consulting benefits provided by the Company to similarly situated executives during the continuation period of such coverage (any such coverage and benefits thereunder shall comply with Section 409A);

●	outplacement services for a period of twelve (12) months, or the named executive’s first acceptance of an employment offer, if shorter; and
●

100% vesting of all equity awards granted under the 2006 Long-Term Equity Incentive Plan or the 2010 Incentive Plan, except that, in accordance with the PSA agreements for Messrs. Kesavan and Wasson, PSAs will vest according to the target EPS for the performance period and the actual performance of the rTSR, with the date of termination used as the end of the performance period for such measurement. Each payment or distribution of any such awards subject to Section 409A will be made in a manner that complies with Section 409A.

Further, adjustment shall be made to minimize the amount of compensation payable in the event of a change of control that is subject to Section 280G of the Code.

EXECUTIVE COMPENSATION

All amounts and benefits under these agreements shall be paid in a manner and form that complies with Section 409A or an exception thereunder. The payments that would have been made to Messrs. Kesavan and Wasson, if termination of employment related to a change of control had occurred as of December 31, 2015, are as follows:

Name	Pro Rata Bonus	Lump-Sum Payment	Welfare Benefits	Outplacement Services	Unvested Awards
S. Kesavan	$538,151	$7,435,175	$44,699	$8,500	$2,490,356
J. Wasson	315,459	4.624,708	32,843	8,500	1,310,406

As mentioned above, we entered into a severance letter agreement with each of Mr. Ostria, Ms. Glover and Mr. Morgan. Such agreements also contain change of control provisions, which are triggered if, within twelve (12) months of a change of control (as defined in the 2010 Incentive Plan) there is: (i) a material reduction of the nature and scope of any such executive’s authorities, powers, functions or duties, (ii) a material reduction in their compensation or (iii) a relocation of their primary work location by more than 50 miles from their work location immediately prior to such change of control. In the event of such a change of control, each of Ms. Glover, Mr. Ostria and Mr. Morgan will be paid (a) a lump sum based on a pro-rated share of their then-current year’s bonus target, and (b) twelve (12) months of severance based on their then-current base salary, plus the bonus payment each received in the prior twelve (12) months. The change of control payment will be paid in bi-weekly installments in accordance with the Company’s scheduled pay dates. In addition, any RSUs or non-qualified stock options issued prior to June 5, 2015 and held by each of Ms. Glover, Mr. Ostria and Mr. Morgan will immediately vest upon a change of control. The fair market value (as defined in the 2010 Incentive Plan) of any RSUs will be paid to Ms. Glover, Mr. Ostria and Mr. Morgan in a lump sum within three (3) days of the change of control and non-qualified stock options will either be cancelled and replaced with a replacement award (as defined in the 2010 Incentive Plan) or cancelled in exchange for a lump sum payment of the fair market value of such non-qualified stock options. Equity grants made after June 5, 2015 will vest on an accelerated basis following a change in control if the executive is terminated other than for cause within two (2) years following the change of control. In accordance with the PSA agreements for Mr. Morgan, Ms. Glover and Mr. Ostria, PSAs will vest according to the target EPS for the performance period and the actual performance of the rTSR, with the date of termination serving as the end of the performance period for such measurement.

Ms. Glover, Mr. Ostria and Mr. Morgan are further entitled to continue their group health plan coverage under COBRA and, for the duration of the severance payments, the Company will pay a portion of their monthly COBRA premiums equal to the employer’s monthly portion of the group health plan premiums as an active employee of the Company. Each of them is also eligible for six (6) months of executive career transition assistance.

The payments that would have been made to each of Ms. Glover, Mr. Ostria and Mr. Morgan, if termination of employment related to a change of control had occurred as of December 31, 2015 are as follows:

Name	Pro Rata Bonus Target	Severance Payment	Welfare Benefits	Outplacement Services	Unvested Awards
J. Morgan	$350,000	$763,224	$14,891	$4,600	$1,122,244
E. Glover	186,649	518,037	10,094	4,600	378,998
S. Ostria	189,499	526,187	10,928	4,600	288,511

During the time a NEO receives payment under an agreement, the NEO agrees not to solicit employees from our successor and to maintain the confidentiality of our and our successor’s information. The NEO also must provide a general release of all claims and causes of action against us and our successors arising from, or relating to, the NEO’s employment with us.

COMPENSATION COMMITTEE REPORT

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussions, the Compensation Committee recommended to the Board that such Compensation Discussion and Analysis be included in this Proxy Statement and was appropriate for incorporation by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC.

Compensation Committee

/s/ Cheryl W. Grisé
Cheryl W. Grisé Compensation Committee Chairperson

/s/ Leslye Katz
Leslye Katz

/s/ Eileen O’Shea Auen
Eileen O’Shea Auen

/s/ Peter M. Schulte
Peter M. Schulte

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who own more than 10% of a registered class of equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon our review of copies of the reports we received and written representations provided to us from the individuals required to file such reports, we believe that each of our executive officers, directors, and greater than 10% stockholders has complied with applicable reporting requirements for transactions in our common stock during the year ended December 31, 2015, except for the following: (i) a Form 4 involving the purchase of shares in lieu of receiving cash compensation was filed late by Dr. Edward Bersoff due to an administrative error (September 2015); (ii) a Form 4 involving the purchase of shares in lieu of receiving cash compensation was filed late by Dr. Srikant Datar due to an administrative error (September 2015); and (iii) Form 3 disclosing Mr. Eck’s beneficial ownership of shares was filed late due to an administrative error (June 2015).

Stockholders’ Proposals For The 2017 Annual Meeting

Under applicable SEC rules, any stockholder who intends to present a proposal at the 2017 Annual Meeting and who wishes to have the proposal included in our proxy statement and form of proxy for that meeting must deliver the proposal to us at our executive offices no later than December 23, 2016, or, if next year’s Annual Meeting is held on a date more than 30 calendar days from June 2, 2017, a stockholder proposal must be received a reasonable time before the Company begins to post, print, and mail its proxy materials for such Annual Meeting. All stockholder proposals must comply with all applicable rules and regulations adopted by the SEC.

The Company’s Bylaws provide that, in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the Annual Meeting, a stockholder must deliver notice of such nominations and/or proposals to the Corporate Secretary no earlier than the close of business on the 120th day, and not later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s Annual Meeting (for next year’s 2017 Annual Meeting, these dates would be February 2, 2017 and March 3, 2017, respectively). However, if the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be received no earlier than the close of business on the 120th day prior to the date of such Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of such Annual Meeting. Further, if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, and the first public announcement of the date of such Annual Meeting is less than 100 days prior to the Annual Meeting date, notice must be delivered no later than the close of business on the 10th day following the public announcement date. A copy of the Bylaws may be obtained from the Company by writing to ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031, Attention: Corporate Secretary. In addition to the timing requirements set forth above, any stockholder nominations for the election of directors or proposals for business must comply with all other requirements set forth in the Company’s Bylaws.

Solicitation By Board; Expenses Of Solicitation

We will pay all expenses in connection with the solicitation of the enclosed proxy. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, electronically, in writing or in person, without receiving any extra compensation for such activities. We have retained The Proxy Advisory Group, LLC, a proxy soliciting firm, to provide proxy related advice and informational support, and may seek additional assistance with the solicitation of proxies from stockholders for a services fee, plus customary disbursements. The fees to The Proxy Advisory Group, LLC are not expected to exceed $25,000 in the aggregate. We also will reimburse brokers and nominees who hold shares in their names for expenses they incur to furnish proxy materials to the beneficial owners of such shares.

Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this Proxy Statement.

ICF INTERNATIONAL, INC.
Mollie Roy
Corporate Secretary

ICF INTERNATIONAL

ICF INTERNATIONAL, INC.
ATTN: MOLLIE D. ROY
9300 LEE HIGHWAY
FAIRFAX, VA 22031-1207

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

CONTROL # → 0000000000000000

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Dr. Srikant Datar 02 Mr. Sanjay Gupta 03 Mr. Peter Schulte

The Board of Directors recommends you vote FOR proposals 2. and 3.:

	For	Against	Abstain
2. ADVISORY VOTE REGARDING ICF INTERNATIONAL'S OVERALL PAY-FOR-PERFORMANCE EXECUTIVE COMPENSATION PROGRAM - Approve, by non-binding vote, the Company's overall pay-for-performance executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives and other materials in the Proxy Statement.	☐	☐	☐
3. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM -Ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

02 0000000000

0000218436_1 R1.0.1.25

Important Notice Regarding Internet Availability of Proxy Materials: The proxy materials for the ICF International Annual Meeting of Stockholders, including the 2015 Annual Report and the proxy statement, are available over the Internet. To view the proxy materials, please have the reverse side of this notice available and visit www.proxyvote.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is available at www.proxyvote.com

ANNUAL MEETING OF STOCKHOLDERS OF ICF INTERNATIONAL, INC.

JUNE 2, 2016

This Proxy is solicited on behalf of the Board of Directors

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and Proxy Statement, dated April 22, 2016, and revoking all prior proxies, hereby appoints Eileen O'Shea Auen, Edward H. Bersoff, Cheryl W. Grisé, Sudhakar Kesavan, and Leslye G. Katz (with full power to act alone and with power of substitution and revocation) to represent the undersigned and to vote, as designated on this proxy card, all shares of common stock of ICF International, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of ICF International, Inc. to be held at 08:00 a.m., local time, on Thursday, June 2, 2016, at the offices of ICF International, Inc., located at 9300 Lee Highway, Fairfax, Virginia, 22031, and any adjournments or postponements thereof. The proxies shall vote subject to the directions indicated on the reverse side of this proxy card, and the proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof, including on whether to adjourn or postpone the meeting.

The proxies will vote as the Board of Directors recommends where a choice is not specified.

0000278436_2 R1.0.1.25

Continued and to be signed on reverse side